UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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MannKind Corporation

(Name of Registrant as Specified In Its Charter)

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PROPOSAL 1 ELECTION OF DIRECTORS
CORPORATE GOVERNANCE PRINCIPLES AND BOARD AND COMMITTEE MATTERS
Proposal 2 Approval Of Increase In Number Of Authorized Shares Of Common Stock
Proposal 3 Ratification of Appointment of Deloitte & Touche LLP as Independent Registered Public Accounting Firm
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
COMPENSATION OF DIRECTORS
EXECUTIVE COMPENSATION
SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS
COMPENSATION COMMITTEE REPORT
REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
CERTAIN TRANSACTIONS
HOUSEHOLDING OF PROXY MATERIALS
ANNUAL REPORT
OTHER MATTERS
Appendix A
Exhibit 1
Prohibited Non-Audit Services

MANNKIND CORPORATION
28903 North Avenue Paine
Valencia, CA 91355
(661) 775-5300

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On Thursday, May 24, 2007

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of MannKind Corporation, or “MannKind,” a Delaware corporation. The meeting will be held on Thursday, May 24, 2007 at 10:00 a.m. local time at MannKind Corporation’s corporate office, 28903 North Avenue Paine, Valencia, California 91355 for the following purposes:

1. To elect nine directors to serve for the ensuing year and until their successors are elected;

2. To approve an amendment to the Company’s Amended and Restated Certificate of Incorporation to increase the authorized number of shares of common stock from 90,000,000 shares to 150,000,000 shares;

3. To ratify appointment of Deloitte & Touche LLP as independent auditor for the Company for the fiscal year ending December 31, 2007; and

4. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

These items of business are more fully described in the Proxy Statement accompanying this Notice.

The record date for the Annual Meeting is April 2, 2007. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

By Order of the Board of Directors

/s/  David Thomson
Vice President, General Counsel and Secretary

Valencia, California
April 30, 2007

You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy as promptly as possible in order to ensure your representation at the meeting. A return envelope is enclosed for your convenience. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

MANNKIND CORPORATION
28903 North Avenue Paine
Valencia, California 91355

PROXY STATEMENT
FOR THE 2007 ANNUAL MEETING OF STOCKHOLDERS

To be held on May 24, 2007

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING

Why am I receiving these materials?

We sent you this proxy statement and the enclosed proxy card because the Board of Directors of MannKind Corporation (sometimes referred to as the “Company” or “MannKind”) is soliciting your proxy to vote at the 2007 Annual Meeting of Stockholders. You are invited to attend the annual meeting to vote on the proposal described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card.

The Company intends to mail this proxy statement and accompanying proxy card on or about April 30, 2007 to all stockholders of record entitled to vote at the annual meeting.

Who can vote at the annual meeting?

Only stockholders of record at the close of business on April 2, 2007 will be entitled to vote at the annual meeting. On this record date, there were 73,409,588 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If on April 2, 2007 your shares were registered directly in your name with MannKind’s transfer agent, Mellon Investor Services, LLC, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on April 2, 2007 your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

Management is presenting three proposals for stockholder vote.

Proposal 1. Election of Directors

The first proposal to be voted on is the election of nine directors for a one-year term. MannKind’s Board of Directors has nominated nine people as directors. You may find information about these nominees, as well as information about MannKind’s Board of Directors and its committees, director compensation and other related matters beginning on page 5.

You may vote “For” all the nominees, “Withhold” your votes as to all nominees or “Withhold” your votes as to specific nominees.

The Board of Directors unanimously recommends a vote FOR each director nominee.

Proposal 2. Amend MannKind’s Amended and Restated Certificate of Incorporation to Increase the Number of Authorized Shares of Common Stock

The third proposal to be voted on is to approve an amendment to MannKind’s Amended and Restated Certificate of Incorporation to increase the authorized number of shares of common stock from 90,000,000 shares to 150,000,000 shares. You may find information about this proposal beginning on page 13.

You may vote “For” the proposal, vote “Against” the proposal or “Abstain” from voting on the proposal.

The Board of Directors unanimously recommends a vote FOR this proposal.

Proposal 3. Ratification of Appointment of Deloitte & Touche LLP as the Company’s Independent Registered Public Accounting Firm (Independent Auditors)

At its February 22, 2007 meeting, the Audit Committee recommended and approved the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm (independent auditors) to examine the financial statements of the Company for the year ending December 31, 2007. The Company is seeking the stockholders’ ratification of such action.

It is expected that representatives of Deloitte & Touche LLP will attend the annual meeting and be available to make a statement or respond to appropriate questions.

The Board of Directors unanimously recommends a vote FOR this proposal.

How do I vote?

The procedures for voting are fairly simple:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the annual meeting or vote by proxy using the enclosed proxy card. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person if you have already voted by proxy.

•	To vote in person, come to the annual meeting and we will give you a ballot when you arrive.

•	To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from MannKind. Simply complete and mail the proxy card to ensure that your vote is counted. Alternatively, you may be able to vote by telephone or over the Internet as instructed by your broker or bank. To vote in person at the annual meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you owned as of April 2, 2007.

What if I return a proxy card but do not make specific choices?

If you return a signed and dated proxy card without marking any voting selections, your shares will be voted “For” the election of the nominees for directors listed in Proposal 1, “For” the amendment of the Amended and Restated Certificate of Incorporation to increase the number of authorized shares of common stock in Proposal 2 and “For” the ratification of the independent auditor in Proposal 3. If any other matter is properly presented at the meeting, your proxy (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We will also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the annual meeting. If you are the record holder of your shares, you may revoke your proxy in any one of three ways:

•	You may submit another properly completed proxy card with a later date.

•	You may send a written notice that you are revoking your proxy to MannKind’s Secretary at 28903 North Avenue Paine, Valencia, CA 91355.

•	You may attend the annual meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

When are stockholder proposals due for next year’s annual meeting?

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by December 14, 2007, to David Thomson; 28903 North Avenue Paine, Valencia, CA 91355. If you wish to submit a proposal that is not to be included in next year’s proxy materials or nominate a director, you must do so not later than the close of business on February 23, 2008 nor earlier than the close of business on January 24, 2008. You are also advised to review the Company’s Bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count “For” and “Withhold” and, with respect to proposals other than the election of directors, “Against” votes, abstentions and broker non-votes. Abstentions will be counted towards the vote total for each proposal, and will have the same effect as “Against” votes. Broker non-votes have no effect and will not be counted towards the vote total for any proposal except for Proposal 2. For Proposal 2, broker non-votes will have the same effect as “Against” votes.

If your shares are held by your broker as your nominee (that is, in “street name”), you will need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker to vote your shares. If you do not give instructions to your broker, your broker can vote your shares with respect to “discretionary” items, but not with respect to “non-discretionary” items. Discretionary items are proposals considered routine under the rules of the New York Stock Exchange (“NYSE”) on which your broker may vote shares held in street name in the absence of your voting instructions. On non-discretionary items for which you do not give your broker instructions, the shares will be treated as broker non-votes.

How many votes are needed to approve each proposal?

For the election of directors, the nine nominees receiving the most “For” votes (among votes properly cast in person or by proxy) will be elected. Only votes “For” or “Withheld” will affect the outcome.

To be approved, Proposals 2 and 3 regarding the amendment to the Amended and Restated Certificate of Incorporation to increase the authorized number of shares of common stock and the ratification of the independent auditor, respectively, must receive a “For” vote from the majority of shares present and entitled to vote either in person or by proxy. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect, with the exception of Proposal 2, when they will have the same effect as an “Against” vote.

What is the quorum requirement?

A quorum of stockholder is necessary to hold a valid meeting. A quorum will be present if at least a majority of the outstanding shares entitled to vote are represented by stockholders present at the meeting or by proxy. On the record date, there were 73,409,588 shares outstanding and entitled to vote. Thus 36,704,795 shares must be represented by stockholders present at the meeting or by proxy to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the chairman of the meeting or a majority of the votes present at the meeting may adjourn the meeting to another date.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the annual meeting. Final voting results will be published in the Company’s quarterly report on Form 10-Q for the second quarter of 2007.

PROPOSAL 1

ELECTION OF DIRECTORS

MannKind’s Board of Directors consists of nine directors. There are nine nominees for director this year, all of whom were nominated by our Board of Directors. Each director to be elected will hold office until the next annual meeting of stockholders and until his or her successor is elected, or until the director’s death, resignation or removal. Seven of the nominees listed below are currently our directors and were previously elected by our stockholders at the 2006 Annual Meeting of Stockholders. Two of the nominees, Ms. Murren and Mr. Cohen, are being nominated to serve as our director for the first time at this annual meeting. Dr. Connell and Mr. Keltner, who are current directors, were not nominated for election at the annual meeting. Accordingly, their terms as directors will expire at the annual meeting when their successors are elected. It is our policy that our directors are invited and expected to attend annual meetings. All previous directors attended the 2006 Annual Meeting of Stockholders.

Directors are elected by a plurality of the votes properly cast in person or by proxy. The nine nominees receiving the highest number of affirmative votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the nine nominees named below. If any nominee becomes unavailable for election as a result of an unexpected occurrence, your shares will be voted for the election of a substitute nominee proposed by our management. Each person nominated for election has agreed to serve if elected. Our management has no reason to believe that any nominee will be unable to serve.

Nominees

The following is a brief biography of each director and nominee for director.

Name	Age	Position Held With the Company

Alfred E. Mann	81	Chairman of the Board of Directors and Chief Executive Officer
Hakan S. Edstrom	57	President, Chief Operating Officer and Director
Barry E. Cohen	70	Nominee for Director
Kathleen Connell, Ph.D.(1)(2)	59	Director
Ronald Consiglio(1)	63	Director
Michael Friedman, M.D.(3)	63	Director
Llew Keltner, M.D., Ph.D.(2)	57	Director
Kent Kresa(2)(3)	69	Director
David H. MacCallum(1)	69	Director
Heather Hay Murren	40	Nominee for Director
Henry L. Nordhoff(3)	65	Director

(1)	Member of the Audit Committee.

(2)	Member of the Nominating and Corporate Governance Committee.

(3)	Member of the Compensation Committee.

Alfred E. Mann has been one of our directors since April 1999, our Chairman of the Board since December 2001 and our Chief Executive Officer since October 2003. He founded and formerly served as Chairman and Chief Executive Officer of MiniMed, Inc., a publicly traded company focused on diabetes therapy and microinfusion drug delivery that was acquired by Medtronic, Inc. in August 2001. Mr. Mann also founded and, from 1972 through 1992, served as Chief Executive Officer of Pacesetter Systems, Inc. and its successor, Siemens Pacesetter, Inc., a manufacturer of cardiac pacemakers, now the Cardiac Rhythm Management Division of St. Jude Medical Corporation. Mr. Mann founded and since 1993, has served as Chairman and Co-Chief Executive Officer of Advanced Bionics Corporation, a medical device manufacturer focused on neurostimulation to restore hearing to the deaf and to treat chronic pain and other neural deficits, that was acquired by Boston Scientific Corporation in June 2004. Mr. Mann has also founded and is non-executive Chairman of Second Sight, which is developing a visual prosthesis for the blind and Quallion, which produces batteries for medical products and for the military and aerospace industries. Mr. Mann is also non-executive Chairman of the Alfred Mann Foundation and Alfred Mann Institute at the University of Southern California, and the Alfred Mann Foundation for Biomedical Engineering, which is establishing additional institutes at other research universities. Mr. Mann holds a bachelor’s and master’s degree in Physics from the University of California at Los Angeles, honorary doctorates from Johns Hopkins University, the University of Southern California, Western University and the Technion-Israel Institute of Technology and is a member of the National Academy of Engineering.

Hakan S. Edstrom has been our President and Chief Operating Officer since April 2001 and has served as one of our directors since December 2001. Mr. Edstrom was with Bausch & Lomb, Inc., a health care product company, from January 1998 to April 2001, advancing to the position of Senior Corporate Vice President and President of Bausch & Lomb, Inc. Americas Region. From 1981 to 1997, Mr. Edstrom was with Pharmacia Corporation, where he held various executive positions, including President and Chief Executive Officer of Pharmacia Opthalmics Inc. Mr. Edstrom is currently a director of Q-Med AB, a biotechnology and medical device company. Mr. Edstrom was educated in Sweden and holds a master’s degree in business administration from the Stockholm School of Economics.

Abraham (Barry) E. Cohen has been nominated for election at the annual meeting. Mr. Cohen served as Senior Vice President of Merck & Co. and from 1977 to 1988 as President of the Merck Sharp & Dohme International Division. Since his retirement in January 1992, Mr. Cohen has been active as an international business consultant. He is presently a director of Akzo Novel NV., Chugai Pharmaceutical Co. U.S.A., Teva Pharmaceutical Industries Ltd., Neurobiological Technologies, Inc. and Vasomedical, Inc.

Kathleen Connell, Ph.D. has been one of our directors since November 2003. Currently, Dr. Connell is President of Connell Group, an investment advisory firm and teaches international finance at the UC Berkeley Haas School of Business. From 1995 to 2003, she served as Controller for the State of California. Her prior experience includes serving as a president of a NASD-SEC registered investment banking firm, as vice-president of a New York-based bank and as the founder and Chair of the UCLA Center for Finance and Real Estate at the John E. Anderson Graduate School of Management, where she taught for five years. Dr. Connell has a Ph.D. from the University of California, Los Angeles.

Ronald Consiglio has been one of our directors since October 2003. Since 1999, Mr. Consiglio has been the managing director of Synergy Trading, a securities-trading partnership. From 1999 to 2001, Mr. Consiglio was Executive Vice President and Chief Financial Officer of Trading Edge, Inc., a national automated bond-trading firm. From January 1993 to 1998 Mr. Consiglio served as Chief Executive Officer of Angeles Mortgage Investment Trust, a publicly traded Real Estate Investment Trust. His prior experience includes serving as Senior Vice President and Chief Financial Officer of Cantor Fitzgerald & Co. and as a member of its board of directors. Mr. Consiglio is currently a member of the board of trustees for the Metropolitan West Funds, a series of mutual funds in the fixed income sector. Mr. Consiglio is a certified public accountant and holds a bachelor’s degree in accounting from California State University at Northridge.

Michael Friedman, M.D. has been one of our directors since December 2003. Currently, Dr. Friedman is the President and Chief Executive Officer of the City of Hope National Medical Center. Previously, from September 2001 until April 2003, Dr. Friedman held the position of Senior Vice President of Research and Development, Medical and Public Policy, for Pharmacia Corporation and, from July 1999 until September 2001, was a senior vice president of Searle, a subsidiary of Monsanto Company. From 1995 until June 1999, Dr. Friedman served as Deputy Commissioner for Operations for the Food and Drug Administration, and was Acting Commissioner and Lead Deputy Commissioner from 1997 to 1998. Dr. Friedman received a bachelor of arts degree, magna cum laude, from Tulane University, New Orleans, Louisiana, and a doctorate in medicine from the University of Texas, Southwestern Medical School.

Llew Keltner, M.D., Ph.D. has been one of our directors since October 2003. He founded EPISTAT, an international pharmaceutical and health care strategy company and has served as its Chief Executive Officer since 1985. He has also served as Chief Executive Officer of MetaStat, an oncology drug development firm, since 1994. In addition, Dr. Keltner is Chairman of Light Sciences Corporation, a company developing light-activated drugs, and serves as Chief Executive Officer of Light Sciences Oncology, a company involved in development of late-stage cancer therapies. Dr. Keltner is currently on the board of directors of Infostat, Inc., a contract research organization; Oregon Life Sciences, a venture investment company focused on the bio-med and biotech sectors; LKHealthnet Inc., a company that acquires healthcare network assets; and Goodwell Technologies, Inc., a provider of real-time communications and collaboration services in the health care, financial, travel and lodging and other industries. He received a master’s degree in epidemiology and biostatistics, a Ph.D. in biomedical informatics and a medical degree from Case Western Reserve University.

Kent Kresa has been one of our directors since June 2004. Mr. Kresa is Chairman Emeritus of Northrop Grumman Corporation, a defense company and from September 1990 until October 2003, he was its Chairman. He also served as Chief Executive Officer of Northrop Grumman Corporation from January 1990 until March 2003 and as its President from 1987 until September 2001. Mr. Kresa is also Chairman of the Board of Trustees of the California Institute of Technology (“Caltech”) and has been a member of the Caltech Board of Trustees since 1994. Mr. Kresa serves as non-executive Chairman of Avery Dennison Corporation, a company focused on pressure-sensitive technology and self-adhesive solutions; and on the boards of Eclipse Aviation Corporation, an aircraft designer and producer; Fluor Corporation, a provider of engineering, procurement, construction and maintenance services; General Motors Corporation, an automobile manufacturer; and several non-profit organizations and universities. He is also a senior advisor for The Carlyle Group, a private equity firm, and on the Advisory Board of Trust Company of the West, an asset management firm. As a graduate of M.I.T., he received a B.S. in 1959, an M.S. in 1961, and an E.A.A. in 1966, all in aeronautics and astronautics.

David H. MacCallum has been one of our directors since June 2004. Currently, Mr. MacCallum is the Managing Partner of Outer Islands Capital, a hedge fund specializing in health care investments. From June 1999 until November 2001, he was Global Head of Health Care investment banking for Salomon Smith Barney, part of Citigroup, a financial institution. Prior to joining Salomon Smith Barney, he was Executive Vice President and Head of the Health Care group at ING Barings Furman Selz LLC, an investment banking firm and subsidiary of ING Group, a Dutch financial institution, from April 1998 to June 1999. Prior to that, Mr. MacCallum formed the Life Sciences group at UBS Securities, an investment banking firm, where he was Managing Director and Global Head of Life Sciences from May 1994 to April 1998. Before joining UBS Securities, he built the health care practice at Hambrecht & Quist, an investment banking firm, where he was Head of Health Care and Co-Head of Investment Banking. Mr. MacCallum received an A. B. degree from Brown University and an M.B.A. degree from New York University. He is a Chartered Financial Analyst.

Heather Hay Murren has been nominated for election at the annual meeting. Ms. Murren is Cofounder, Chair and Chief Executive Officer of Nevada Cancer Institute, a nonprofit organization, and the official cancer institute for the state of Nevada as established by the State Legislature in 2003. Since 2000, she has devoted herself to the establishment of what will be the first world-class cancer research and care facility in the state of Nevada. In April 2002, she retired as a managing director, Global Securities Research and Economics, from Merrill Lynch where she was Group Head for the Global Consumer Products Equity Research effort. She was chosen six consecutive years as a member of The Institutional Investor’s All-American Research Team. Ms. Murren is a graduate of the Johns Hopkins University and a Chartered Financial Analyst. She is a member of the Board of Trustees of the Johns Hopkins University and sits on the committees for audits and insurance, academic affairs, and trusteeship, nominations and by-laws. Ms. Murren also is a member of the Johns Hopkins University Zanvyl Krieger School of Arts and Sciences Advisory Council and founder of the Jochebed Scholarship. She also serves as chairman of the Council for a Better Nevada.

Henry L. Nordhoff has been one of our directors since March 2005. Mr. Nordhoff has served as Chief Executive Officer and President of Gen-Probe Incorporated, a clinical diagnostic and blood screening company, since July 1994 and Chairman of the Board of Gen-Probe since September 2002. Prior to joining Gen-Probe, he was President and Chief Executive Officer of TargeTech, Inc., a gene therapy company that was merged into Immune Response Corporation. Prior to that, Mr. Nordhoff was at Pfizer, Inc. in senior positions in Brussels, Seoul, Tokyo and New

York. He received a B.A. in international relations and political economy from Johns Hopkins University and an M.B.A. from Columbia University.

The Board Of Directors Recommends
A Vote In Favor Of Each Named Nominee.

CORPORATE GOVERNANCE PRINCIPLES AND BOARD AND COMMITTEE MATTERS

Independence of the Board of Directors

As required under the Nasdaq Stock Market (“Nasdaq”) listing standards, a majority of the members of a listed company’s Board of Directors must qualify as “independent,” as affirmatively determined by the Board of Directors. The Board of Directors consults with the Company’s counsel to ensure that the board’s determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of the Nasdaq, as in effect time to time.

Consistent with these considerations, after review of all relevant transactions or relationships between each director, or any of his or her family members, and the Company, its senior management and its independent auditors, the Board of Directors affirmatively has determined that all of the Company’s directors other than Mr. Mann and Mr. Edstrom are independent directors within the meaning of the applicable Nasdaq listing standards. In making this determination, the board found that none of the directors or nominees for director have a material or other disqualifying relationship with the Company.

See also “CERTAIN TRANSACTIONS” below.

Information Regarding the Board of Directors and its Committees

We are committed to maintaining the highest standards of business conduct and ethics. Our Board of Directors has adopted Corporate Governance Guidelines to assure that the board will have the necessary authority and practices in place to review and evaluate our business operations as needed and to make decisions that are independent of our management. The guidelines are also intended to align the interests of directors and management with those of our stockholders. The Corporate Governance Guidelines set forth the practices the board will follow with respect to board composition and selection, board meetings and involvement of senior management, Chief Executive Officer performance evaluation and succession planning, and board committees and compensation. Our Board of Directors adopted the Corporate Governance Guidelines to, among other things, reflect changes to the Nasdaq listing standards and Securities and Exchange Commission rules adopted to implement provisions of the Sarbanes-Oxley Act of 2002. Our Corporate Governance Guidelines, as well as the charters for each committee of the board, may be viewed on our website at www.mannkindcorp.com.

Committees of the Board of Directors

The Board of Directors has three committees: an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee. All three committees operate under written charters adopted by our board, all of which are available on our website at www.mannkindcorp.com. The following table provides membership and meeting information for fiscal year ended December 31, 2006 for each of the board committees:

Governance and
Name	Audit		Compensation		Nominating

Non-Employee Directors:
Kathleen Connell	X				X	*
Ronald Consiglio	X	*
Michael Friedman, M.D.			X	*
Llew Keltner, M.D., Ph.D.					X
Kent Kresa			X		X
David H. MacCallum	X
Henry L. Nordhoff			X
Employee Directors:
Alfred E. Mann
Hakan S. Edstrom
Total meetings in fiscal year 2006	9		5		1

*	Committee Chairperson

Below is a description of each committee of the Board of Directors. Each of the committees has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities. The Board of Directors has determined that each member of each committee meets the applicable rules and regulations regarding “independence” and that each member is free of any relationship that would interfere with his or her individual exercise of independent judgment with regard to the Company.

Audit Committee

Our audit committee consists of Mr. Consiglio (chair), Mr. MacCallum and Dr. Connell, each of whom is an independent member of our Board of Directors (as determined by our board based on its annual review of the definition of independence of audit committee members provided in Rule 4350(d)(2)(A)(i) and (ii) of the Nasdaq listing standards). If she is elected as a director at the annual meeting, it is anticipated that Ms. Murren will take the place of Dr. Connell as a member of our audit committee. The Board of Directors has determined that Ms. Murren would also be an independent director. The functions of this committee include, among others:

•	evaluating the independent registered public accounting firm’s qualifications, independence and performance;

•	determining the engagement of the independent registered public accounting firm;

•	approving the retention of the independent registered public accounting firm to perform any proposed permissible non-audit services;

•	monitoring the rotation of partners of the independent registered public accounting firm on our engagement team as required by law;

•	reviewing our financial statements;

•	reviewing our critical accounting policies and estimates;

•	discussing with management and the independent registered public accounting firm the results of the annual audit and the review of our quarterly financial statements; and

•	reviewing and evaluating, at least annually, the performance of the audit committee and its members, including compliance of the audit committee with its charter.

We have appointed Mr. Consiglio as our “audit committee financial expert,” as that term is defined in applicable SEC rules. In making such determinations, the Board of Directors made a qualitative assessment of Mr. Consiglio’s level of knowledge and experience based on a number of factors, including his formal education and experience. Both our independent registered public accounting firm and internal financial personnel regularly meet privately with our audit committee and have unrestricted access to this committee. The Audit Committee met nine times during the fiscal year. The report of the Audit Committee is included herein on page 33.

Compensation Committee

Our compensation committee consists of Dr. Friedman (chair), Mr. Kresa and Mr. Nordhoff, each of whom is an independent member of our Board of Directors (as independence is currently defined in Rule 4200(a)(15) of the Nasdaq listing standards). The functions of this committee include, among others:

•	reviewing and recommending policy relating to compensation and benefits of our officers and employees, including reviewing and approving corporate goals and objectives relevant to compensation of our chief executive officer and other senior officers, evaluating the performance of these officers in light of those goals and objectives, and recommending compensation of these officers based on such evaluations;

•	administering our benefit plans and the issuance of stock options and other awards under our stock plans;

•	reviewing and establishing appropriate insurance coverage for our directors and executive officers;

•	recommending the type and amount of compensation to be paid or awarded to members of our Board of Directors, including consulting, retainer, meeting, committee and committee chair fees and stock option grants or awards;

•	reviewing and approving the terms of any employment agreements, severance arrangements, change-of-control protections and any other compensatory arrangements for our executive officers; and

•	reviewing and evaluating, at least annually, the performance of the compensation committee and its members, including compliance of the compensation committee with its charter.

Typically, the Compensation Committee meets at least quarterly and with greater frequency if necessary. The agenda for each meeting is usually developed by the Chair of the Compensation Committee, in consultation with the CEO and other representatives of senior management and human resources as necessary. The Compensation Committee meets regularly in executive session. However, from time to time, various members of management and other employees as well as outside advisors or consultants may be invited by the Compensation Committee to make presentations, provide financial or other background information or advice or otherwise participate in Compensation Committee meetings. The Chief Executive Officer may not participate in or be present during any deliberations or determinations of the Compensation Committee regarding his compensation. The charter of the Compensation Committee grants the Compensation Committee full access to all of our books, records, facilities and personnel, as well as authority to obtain, at our expense, advice and assistance from internal and external legal, accounting or other advisors and consultants and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties. In particular, the Compensation Committee has the sole authority to retain compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms.

To assist management and the Compensation Committee in assessing and determining competitive compensation packages, we engaged Mercer Human Resources Consulting in 2006. The Compensation Committee requested Mercer match our compensation practices to those described in selected published salary surveys and public sources for a group of peer companies. Jobs are matched based on job duties and responsibilities, education, experience and certifications, if any, required. Market comparison reports are generated and provided for the Compensation Committee’s review.

The Compensation Committee meets outside the presence of all of our executive officers, including the named executive officers, in order to consider appropriate compensation for our chief executive officer. For all other named executive officers, the Compensation Committee meets outside the presence of all executive officers except our chief executive officer. The annual performance reviews of our executive officers are considered by the

Compensation Committee when making decisions on setting base salary, targets for and payments under our bonus plan and grants of equity incentive awards. When making decisions on executive officers, the Compensation Committee considers the importance of the position to us, the past salary history of the executive officer and the contributions we expect the executive officer to make to the success of our business.

The specific determinations of the Compensation Committee with respect to executive compensation are described in greater detail in the Compensation Discussion and Analysis section of this proxy statement. Our Compensation Committee charter can be found on our corporate website at http://www.mannkindcorp.com. The Compensation Committee met 5 times during the fiscal year. The report of the Compensation Committee is included herein on page 32.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee consisted of Dr. Connell (chair), Dr. Keltner and Mr. Kresa, each of whom is an independent member of our Board of Directors (as independence is currently defined in Rule 4200(a)(15) of the Nasdaq listing standards). The functions of this committee include, among others:

•	planning for succession with respect to the position of CEO and other senior executives;

•	reviewing and recommending nominees for election as directors;

•	assessing the performance of the Board of Directors and monitoring committee evaluations;

•	suggesting, as appropriate, ad-hoc committees of the Board of Directors;

•	developing guidelines for board composition; and

•	reviewing and evaluating, at least annually, the performance of the nominating and corporate governance committee and its members, including compliance of the nominating and corporate governance committee with its charter.

Our Nominating and Corporate Governance Committee charter can be found on our corporate website at http://www.mannkindcorp.com. The Nominating and Corporate Governance Committee met once during the fiscal year.

Consideration Of Director Nominees

Director Qualifications

The Nominating and Corporate Governance Committee believes that candidates for director should have certain minimum qualifications, including being able to read and understand basic financial statements, being over 21 years of age and having the highest personal integrity and ethics. The Nominating and Corporate Governance Committee also intends to consider such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of the Company, demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of the Company’s stockholders. However, the Nominating and Corporate Governance Committee retains the right to modify these qualifications from time to time.

Evaluating Nominees for Director

The Nominating and Corporate Governance Committee review candidates for director nominees in the context of the current composition of the Board of Directors, the operating requirements of the Company and the long-term interests of stockholders. In conducting this assessment, the Nominating and Corporate Governance Committee considers diversity, age, skills, and such other factors as it deems appropriate given the current needs of the Board of Directors and the Company, to maintain a balance of knowledge, experience and capability. In the case of incumbent directors whose terms of office are set to expire, the Nominating and Corporate Governance Committee reviews such directors’ overall service to the Company during their term, including the number of meetings attended, level of participation, quality of performance, and any other relationships and transactions that might impair such directors’ independence. In the case of new director candidates, the Nominating and Corporate Governance Committee also determines whether the nominee must be independent for Nasdaq purposes, which determination is based upon applicable Nasdaq listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The Nominating and Corporate Governance Committee then uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Nominating and Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the board. The Nominating and Corporate Governance Committee meets to discuss and consider such candidates’ qualifications and then selects a nominee for recommendation to the board by majority vote. To date, the Nominating and Corporate Governance Committee has not paid a fee to any third party to assist in the process of identifying or evaluating director candidates. To date, the Nominating and Corporate Governance Committee has not rejected a timely director nominee from a stockholder or stockholders holding more than 5% of our voting stock.

Stockholder Nominations

The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. The Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether a candidate was recommended by a stockholder or not. Stockholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board of Directors must do so by delivering at least 120 days prior to the anniversary date of the mailing of MannKind’s proxy statement for its last annual meeting of stockholders a written recommendation to the Nominating and Corporate Governance Committee c/o MannKind Corporation, 28903 North Avenue Paine, Valencia, California 91355, Attn: Corporate Secretary. Each submission must set forth:

•	the name and address of the MannKind stockholder on whose behalf the submission is made;

•	the number of MannKind shares that are owned beneficially by such stockholder as of the date of the submission;

•	the full name of the proposed candidate;

•	a description of the proposed candidate’s business experience for at least the previous five years;

•	complete biographical information for the proposed candidate; and

•	a description of the proposed candidate’s qualifications as a director.

Each submission must be accompanied by the written consent of the proposed candidate to be named as a nominee and to serve as a director if elected.

Meetings Of The Board Of Directors

The Board of Directors met 7 times during the last fiscal year. Each board member attended 75% or more of the aggregate of the meetings of the board and of the committees on which he or she served, held during the period for which he or she were a director or committee member, respectively.

Executive Sessions

As required under applicable Nasdaq listing standards, our independent directors meet in regularly scheduled executive sessions at which only independent directors are present.

Stockholder Communications With The Board Of Directors

The Company’s Board of Directors has adopted a formal process by which stockholders may communicate with the board or any of its directors. Stockholders who wish to communicate with the board or an individual director may send a written communication to the board or such director c/o MannKind Corporation, 28903 North Avenue Paine, Valencia, California 91355, Attn: Corporate Secretary. Communications also may be sent by e-mail to the following address board@mannkindcorp.com. Each communication must set forth the name and address of the MannKind stockholder on whose behalf the communication is sent. Each communication will be screened by MannKind’s Corporate Secretary to determine whether it is appropriate for presentation to the Board of Directors or such director. Examples of inappropriate communications include junk mail, mass mailings, product complaints, product inquiries, new product suggestions, resumes, job inquiries, surveys, business solicitations and advertisements, as well as unduly hostile, threatening, illegal, unsuitable, frivolous, patently offensive or otherwise inappropriate material. Communications determined by the Corporate Secretary to be appropriate for presentation to the Board of Directors or such director will be submitted to the Board of Directors or such director on a periodic basis.

The screening procedures have been approved by a majority of the independent directors of the Board. All communications directed to the Audit Committee in accordance with the Company’s Code of Ethics or Non-Retaliation Policy that relate to questionable accounting or auditing matters involving the Company will be promptly and directly forwarded to the Audit Committee.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics Policy that applies to our directors and employees (including our principal executive officer, principal financial officer, principal accounting officer and controller), and have posted the text of the policy on our website (www.mannkindcorp.com) in connection with “Investor” materials. In addition, we intend to promptly disclose on our website (i) the nature of any amendment to the policy that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions and (ii) the nature of any waiver, including an implicit waiver, from a provision of the policy that is granted to one of these specified individuals, the name of such person who is granted the waiver and the date of the waiver.

Compensation Committee Interlocks and Insider Participation

During the fiscal year ended December 31, 2006, Dr. Friedman and Messrs. Kresa and Nordhoff served on our compensation committee. Neither Dr. Friedman, Mr. Kresa nor Mr. Nordhoff has ever been one of our officers or employees. During 2006, none of our executive officers served as a member of the board of directors or compensation committee of any other entity that had one or more executive officers who served on our Board of Directors or compensation committee.

Proposal 2

Approval Of Increase In Number Of Authorized Shares Of Common Stock

MannKind’s Board of Directors is requesting stockholder approval of an amendment to the Company’s Amended and Restated Certificate of Incorporation to increase the Company’s authorized number of shares of common stock from 90,000,000 shares to 150,000,000 shares.

The additional common stock to be authorized by adoption of the amendment would have rights identical to the currently outstanding common stock of the Company. Adoption of the proposed amendment and issuance of the common stock would not affect the rights of the holders of currently outstanding common stock of the Company, except for effects incidental to increasing the number of shares of the Company’s common stock outstanding, such as dilution of the earnings per share and voting rights of current holders of common stock. If the amendment is adopted, it will become effective upon filing of a Certificate of Amendment of the Company’s Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware.

In addition to the 73,360,154 shares of common stock outstanding on December 31, 2006, the board has reserved 9,807,004 shares of common stock reserved for issuance under our equity incentive plans. Of this number, 6,216,698 shares are reserved for issuance upon exercise of stock options that are currently outstanding, 776,653 shares are reserved for issuance upon vesting of outstanding restricted stock units and 2,813,653 shares are reserved for future issuances and grants made under our equity incentive plans. In addition, the board has reserved up to approximately 2,895,332 shares of common stock which may be issued upon exercise of warrants currently outstanding, and up to approximately 5,117,523 shares of common stock which may be issued upon the conversion of our 3.75% senior convertible notes due 2013.

Although at present the Board of Directors has no other plans to issue the additional shares of common stock, it desires to have the shares available to provide additional flexibility to use its capital stock for business and financial purposes in the future. The additional shares may be used for various purposes without further stockholder approval. These purposes may include: raising capital; providing equity incentives to employees, officers or directors; establishing strategic relationships with other companies; expanding the company’s business or product lines through the acquisition of other businesses or products; and other purposes.

The additional shares of common stock that would become available for issuance if the proposal is adopted could also be used by the Company to oppose a hostile takeover attempt or to delay or prevent changes in control or management of the Company. For example, without further stockholder approval, the board could strategically sell shares of common stock in a private transaction to purchasers who would oppose a takeover or favor the current board. Although this proposal to increase the authorized common stock has been prompted by business and financial considerations and not by the threat of any hostile takeover attempt (nor is the board currently aware of any such attempts directed at the Company), nevertheless, stockholders should be aware that approval of proposal could facilitate future efforts by the Company to deter or prevent changes in control of the Company, including transactions in which the stockholders might otherwise receive a premium for their shares over then current market prices.

The affirmative vote of the holders of a majority of the outstanding shares of the common stock, will be required to approve this amendment to the Company’s Amended and Restated Certificate of Incorporation. As a result, abstentions and broker non-votes will have the same effect as negative votes.

The Board Of Directors Recommends
A Vote In Favor Of Proposal 2.

Proposal 3

Ratification of Appointment of Deloitte & Touche LLP
as Independent Registered Public Accounting Firm

The Audit Committee of the Board of Directors has selected Deloitte & Touche LLP, or “Deloitte,” as the Company’s independent auditors for the fiscal year ending December 31, 2007 and has directed management to submit the selection of Deloitte for ratification by the stockholders at the annual meeting.

Deloitte has audited the Company’s financial statements since the fiscal year ended December 31, 2000. Representatives of Deloitte are expected to be present at the annual meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Stockholder ratification of Deloitte as our independent registered public accounting firm is not required by our bylaws or otherwise. The Board of Directors is seeking such ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection of Deloitte as our independent registered accounting firm, the Audit Committee of the Board of Directors will consider whether to retain that firm for the year ending December 31, 2007.

A majority of the shares present in person or by proxy and entitled to vote at the annual meeting is required for approval of this proposal.

The Board Of Directors Recommends
A Vote In Favor Of Proposal 3.

Principal Accounting Fees And Services

The following table represents aggregate fees billed to the Company for fiscal years ended December 31, 2006 and 2005 by Deloitte, the Company’s principal accountant.

	Fiscal Year Ended December 31,
	2006	2005

Audit Fees(1)	$493,740	$336,700
Audit-related Fees(2)	877,600	648,400
Tax Fees(3)	68,593	110,820
All Other Fees(4)	75,769	15,825

Total Fees	$1,515,702	$1,111,745

(1)	Represents the aggregate fees billed for professional services rendered for the audit and/or reviews of our financial statements and in connection with our statutory and regulatory filings or engagements.

(2)	Represents the aggregate fees billed for assurance and related services that were reasonably related to the performance of the audit or review of our financial statements that are not included under “Audit Fees” above. Also includes fees for services related to Sarbanes-Oxley and a debt and equity offering that took place in November 2006.

(3)	Represents tax preparation and compliance with various provisions of the Internal Revenue Code of 1986, as amended, or the “Code”, property tax filings and research and development tax credit claims.

(4)	Represents tax consultation regarding the application of various provisions of the Code.

All fees described above were pre-approved by the Audit Committee.

During the fiscal year ended December 31, 2006, none of the total hours expended on the Company’s financial audit by Deloitte were provided by persons other than Deloitte’s full-time permanent employees.

Pre-Approval Policies And Procedures

The Audit Committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by our independent auditor, Deloitte. The policy generally pre-approves specified services in the defined categories of audit services, audit-related services, tax services and other services up to specified amounts. Pre-approval may also be given on an individual explicit case-by-case basis before the independent auditor is engaged to provide each service. The pre-approval of services may be delegated to one or more of the Audit Committee’s members, but the decision must be reported to the full Audit Committee at its next scheduled meeting. The delegation of pre-approval of services is limited to non-audit services, as set forth in the Audit Committee Charter. A copy of the Company’s Auditor Fees Pre-Approval Policy is attached as Appendix A.

The Audit Committee has determined that the rendering of the services other than audit services by Deloitte is compatible with maintaining Deloitte’s independence.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of the Company’s common stock as of April 2, 2007 by: (i) each director and nominee for director; (ii) each of the executive officers named in the Summary Compensation Table; (iii) all executive officers and directors of the Company as a group; and (iv) all those known by the Company to be beneficial owners of more than five percent of its common stock. The table is based upon information supplied by our officers, directors and principal stockholders and a review of Schedules 13D and 13G, if any, filed with the SEC. Unless otherwise indicated in the footnotes to the table and subject to community property laws where applicable, we believe that each of the stockholders named in the table has sole voting and investment power with respect to the shares indicated as beneficially owned.

Applicable percentages are based on 73,409,588 shares outstanding on April 2, 2007, adjusted as required by rules promulgated by the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. In addition, the rules include shares of common stock issuable pursuant to the exercise of stock options or warrants that are either immediately exercisable or exercisable on June 2, 2007, which is 60 days after April 2, 2007. These shares are deemed to be outstanding and beneficially owned by the person holding those options or warrants for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Certain of the options in this table are exercisable at any time but, if exercised, are subject to a lapsing right of repurchase until the options are fully vested. Except as otherwise noted in the table, the address for each person or entity listed in the table is c/o MannKind Corporation, 28903 North Avenue Paine, Valencia, CA 91355.

	Beneficial Ownership
Identity of Owner or Group	Number of Shares	Percent of Total

Named Executive Officers and Directors:
Alfred E. Mann(1)	30,583,629	41.7%
Richard L. Anderson(2)	168,381	*
Hakan S. Edstrom(3)	463,909	*
David Thomson(4)	104,675	*
Diane M. Palumbo(5)	44,045	*
Kathleen Connell(6)	43,332	*
Ronald Consiglio(7)	43,332	*
Michael Friedman(8)	43,332	*
Llew Keltner(9)	43,332	*
Kent Kresa(10)	86,432	*
David H. MacCallum(11)	37,498	*
Henry L. Nordhoff(12)	25,832	*
All current executive officers and directors as a group (14 persons)(13)	31,737,979	43.2%
Five Percent Stockholders:
LMM LLC(14)	8,023,000	10.9%
FMR Corp.(15)	10,633,972	15.1%

*	Less than one percent.

(1)	Consists of 23,681,538 shares held by the Alfred E. Mann Living Trust, 10,968 shares held by Mannco LLC, 36,956 shares held by Alfred E. Mann, 422,221 shares issuable to Alfred E. Mann upon the exercise of options vested as of 60 days following April 2, 2007, 4,025,979 shares held by Biomed Partners, LLC and 2,406,027 shares held by Biomed Partners II, LLC. The Alfred E. Mann Living Trust and MiniMed Infusion, Inc. are each 0.1% managing members of each of Biomed Partners, LLC and Biomed Partners II, LLC. Alfred Mann has voting and dispositive power over the shares set forth opposite the names of each of these entities. In connection with the sale of common stock in the public offering that closed on December 6, 2006, the Alfred E. Mann Living Trust and Biomed Partners, LLC, who had outstanding warrants of 1,388,993 and 321,098 shares of common stock, respectively, agreed to amend the terms of their warrants to provide that such warrants would not be exercisable from December 6, 2006 until the date on which the Company has at least 100,000,000 shares of its common stock duly and validly authorized. Such warrants are not included in the shares of common stock beneficially owned by Mr. Mann.

(2)	Includes 16,549 shares owned and 151,832 shares issuable to Mr. Anderson upon the exercise of options vested as of 60 days following April 2, 2007.

(3)	Includes 38,204 shares owned and 425,705 shares issuable to Mr. Edstrom upon the exercise of options vested as of 60 days following April 2, 2007.

(4)	Includes 5,173 shares owned and 99,502 shares issuable to Dr. Thomson upon the exercise of options vested as of 60 days following April 2, 2007.

(5)	Includes 4,545 shares owned and 39,500 shares issuable to Ms. Palumbo upon the exercise of options vested as of 60 days following April 2, 2007.

(6)	Consists of 43,332 shares issuable to Dr. Connell upon the exercise of options vested as of 60 days following April 2, 2007.

(7)	Consists of 43,332 shares issuable to Mr. Consiglio upon the exercise of options vested as of 60 days following April 2, 2007.

(8)	Consists of 43,332 shares issuable to Dr. Friedman upon the exercise of options vested as of 60 days following April 2, 2007.

(9)	Consists of 43,332 shares issuable to Dr. Keltner upon the exercise of options vested as of 60 days following April 2, 2007.

(10)	Includes 53,500 shares owned, 2,100 warrants exercisable as of February 1, 2006 and 30,832 shares issuable to Mr. Kresa upon the exercise of options vested as of 60 days following April 2, 2007.

(11)	Includes 6,666 shares owned and 30,832 shares issuable to Mr. MacCallum upon the exercise of options vested as of 60 days following April 2, 2007.

(12)	Consists of 25,832 shares issuable to Mr. Nordhoff upon the exercise of options vested as of 60 days following April 2, 2007.

(13)	Includes 8,740 shares owned and 19,791 shares issuable to Dr. Peter Richardson, our Corporate Vice President, Chief Scientific Officer, upon the exercise of options vested as of 60 days following April 2, 2007. Also includes 1,427 shares owned and 20,232 shares issuable to Dr. Juergen Martens, our Corporate Vice President, Chief Technical Officer, upon the exercise of options vested as of 60 days following April 2, 2007.

(14)	The address of LMM LLC is 100 Light Street, Baltimore, Maryland 21202. All information regarding LMM LLC and its affiliates is based on information disclosed in a Schedule 13G/A filed by LMM LLC and Legg Mason Capital Management, Inc. with the SEC on April 10, 2007 (the “LMM Schedule 13G/A”) reporting beneficial ownership of MannKind’s common stock as of March 31, 2006. According to the LMM Schedule 13G/A, the interest of one account, Legg Mason Opportunity Trust, a portfolio of Legg Mason Investment Trust, Inc., an investment company registered under the Investment Company Act of 1940 and managed by LMM LLC, amounted to 6,841,700 shares and Legg Mason Capital Management, Inc., an investment advisor, owned 1,181,300 shares.

(15)	The address of FMR Corp. is 82 Devonshire Street, Boston, Massachusetts 02109. All information regarding FMR Corp. and its affiliates is based on information disclosed in a Schedule 13G/A filed by FMR Corp. and Edward C. Johnson 3d with the SEC on February 14, 2007 (the “FMR Schedule 13G/A”) reporting beneficial ownership of MannKind’s common stock as of December 31, 2006. According to the FMR Schedule 13G/A: (i) Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR Corp. beneficially owns 10,633,972 shares. Edward C. Johnson 3d, FMR Corp., through its control of Fidelity, and the Fidelity funds each has sole power to dispose of such shares. The sole power to vote or direct the voting of these shares resides with the funds’ Boards of Trustees; and (ii) Fidelity Contrafund, an investment company, beneficially owns 5,073,697 of these shares.

COMPENSATION OF DIRECTORS

Fees Generally

Each of our non-employee directors receives an annual retainer of $25,000 for service on the Board of Directors. Each of our non-employee directors who serve as a committee chairman receives, in addition to the annual retainer, an additional retainer of $3,000 per year for his or her service as committee chairman and committee members receive an additional retainer of $2,000 per year; provided, however, the Audit Committee chairman’s additional retainer is $8,000 per year and each Audit Committee members’ additional retainer is $4,000 per year. Each of our non-employee directors also receives $2,000 for each meeting of the Board of Directors attended, and $750 for attending each meeting of any committee of the Board of Directors on which he or she serves. In the fiscal year ended December 31, 2006, the total compensation paid to non-employee directors was $320,100. The members of the Board of Directors are also eligible for reimbursement for their expenses incurred in attending Board of Directors meetings in accordance with Company policy.

Options Generally

Each non-employee director of the Company also receives stock option grants under the 2004 Non-Employee Directors’ Stock Option Plan (the “Directors’ Plan”). Only non-employee directors of the Company or an affiliate of such directors (as defined in the Internal Revenue Code of 1986, as amended (the “Code”)) are eligible to receive options under the Directors’ Plan. Options granted under the Directors’ Plan are intended by the Company not to qualify as incentive stock options under the Code.

Option grants under the Directors’ Plan are non-discretionary. Pursuant to the terms of the Directors’ Plan, each of our non-employee directors automatically receives, and each person who is elected or appointed for the first time to be a non-employee director will automatically receive, on the date of his or her initial election or appointment to our Board of Directors, an option to purchase 30,000 shares of our common stock as an initial grant (the “Initial Option”). On the date of each of our annual stockholder meetings, each non-employee director is automatically granted an option to purchase 10,000 shares of our common stock as an annual grant under the Directors’ Plan (the “Annual Option”). However, if a non-employee director has not been serving as a non-employee director for the entire period beginning from the preceding annual stockholders meeting, then the number of shares subject to such Annual Option shall be reduced proportionately for each full quarter prior to the date of the Annual Option during which such person did not serve as a non-employee director. No other options may be granted at any time under the Directors’ Plan.

The exercise price of options granted under the Directors’ Plan cannot be less than 100% of the fair market value of the common stock subject to the option on the date of the option grant. Acceptable consideration for the purchase of our common stock issued under the Directors’ Plan will be determined by our Board of Directors and may include cash or common stock previously owned by the optionee or may be paid through a broker assisted exercise or net exercise feature. All Initial Options vest in equal annual installments over three years. All Annual Options vest monthly over a period of three years. An optionee whose service relationship with us or any of our affiliates, whether as a non-employee director or subsequently as an employee, director or consultant to either us or one of our affiliates, ceases for any reason may exercise options for the term provided in the option agreement to the extent the options were exercisable on the date of termination. The term of options granted under the Directors’ Plan is ten years.

Our Board of Directors will administer the Directors’ Plan, but the Board of Directors may delegate authority to administer the Directors’ Plan to a committee of one or more members of the board. The Board of Directors has broad discretion to interpret and administer the Directors’ Plan. Our Board of Directors may amend or terminate the Directors’ Plan at any time. However, some amendments will require stockholder approval and no amendment or termination may adversely affect a non-employee directors’ outstanding options without the non-employee directors’ written consent.

In the event of a merger of the Company with or into another corporation or a consolidation, acquisition of assets or other change-in-control transaction involving the Company, the option will terminate if not exercised prior to the consummation of the transaction, unless the surviving entity or acquiring corporation chooses to assume any stock options outstanding under the Directors’ Plan or substitute similar stock options for those outstanding under the plan. Our Board of Directors will make appropriate adjustments for a stock split, reverse stock split, stock dividend, combination or reclassification of the stock, or any other increase or decrease in the number of issued shares of common stock effected without receipt of consideration by the Company.

Director Compensation Table

	Fees
	Earned or
	Paid in	Option
	Cash	Awards	Total
Name	($)	($)(1)	($)

Kathleen Connell	$51,100	$101,117	$152,217
Ronald Consiglio	52,100	101,117	153,217
Michael A. Friedman	44,100	101,117	145,217
Llew Keltner	40,500	101,117	141,617
Kent Kresa	43,850	101,117	144,967
David MacCallum	47,350	101,117	148,467
Henry L. Nordhoff	41,100	101,117	142,217

(1)	These amounts reflect expense recognized by us in 2006. Reference Note 12 “Stock Award Plans” in our Form 10-K for the period ended December 31, 2006, filed with the SEC on March 16, 2007, which identifies the assumptions made in the valuation of option awards in accordance with FAS 123R. In 2006, our non-employee directors received a stock option to purchase 10,000 shares of our Common Stock upon re-election to the Board of Directors on May 25, 2006. Annual Options granted to non-employee directors vest monthly over a period of three years. The exercise price per share represents the fair market value of such common stock on the date of each respective grant (based on the closing sales price reported on the Nasdaq National Market on the date of grant). MannKind has no consulting agreements with any of its directors pursuant to which stock options were issued. As of December 31, 2006, our non-employee directors had option grants outstanding to purchase 377,500 shares of our common stock.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

General

This Compensation Discussion and Analysis explains our compensation philosophy, policies and practices with respect to our chief executive officer, chief financial officer and the other three most highly-compensated executive officers, which are collectively referred to as the named executive officers. It is intended to assist you in understanding our objectives and procedures in establishing the compensation of our named executive officers and the basis on which compensation determinations for 2006 were made. In making our determinations, we have relied, in part, on geographic and competitive considerations, independent surveys of compensation of management of companies in the biotechnology and pharmaceutical industries, including companies included in the Nasdaq Biotechnology Index and recommendations of our management.

The Compensation Committee is responsible for establishing and administering our policies governing the compensation for our executive officers. The Compensation Committee is composed entirely of independent directors within the meaning of the applicable Securities and Exchange Commission and Nasdaq Stock Market rules. The Compensation Committee responsibilities and duties are outlined in detail under the heading “Corporate Governance Principles and Board and Committee Matters — Committees of the Board of Directors — Compensation Committee” in this proxy statement and in the Compensation Committee charter, which is available on our website at www.mannkindcorp.com. A primary responsibility of the Compensation Committee is to determine compensation for our executive officers, including the determination and confirmation of annual corporate and individual goal achievement.

Compensation Philosophy and Objectives

We believe that a well-designed compensation program for our executive officers should:

•	align the goals of the executive officer with the goals of the stockholder.

•	recognize individual initiative, effort and achievement.

•	provide total compensation that enables us to compete with companies in the pharmaceutical and biotechnology industries.

•	align compensation with our short-term and long-term corporate objectives and strategy, focusing executive officer behavior on the fulfillment of those objectives.

In keeping with this philosophy, our executive compensation program is designed to achieve the following objectives:

•	attract and retain talented and experienced executives;

•	motivate and reward executives whose knowledge, skills and performance are critical to our success;

•	align the interests of our executive officers and stockholders by motivating executive officers to increase stockholder value and rewarding executive officers when stockholder value increases;

•	provide a competitive compensation package which is weighted towards pay-for-performance, and in which total compensation is primarily determined by the company’s and the individual’s achievement of results and the creation of stockholder value;

•	ensure fairness among the executive management team by recognizing the contributions each executive makes to our success;

•	foster a shared commitment among executives by aligning the company’s and their individual goals; and

•	compensate our executives to manage our business to meet our long-term objectives.

To assist management and the Compensation Committee in assessing and determining competitive compensation packages, we engaged Mercer Human Resources Consulting in 2006. The Compensation Committee meets outside the presence of all of our executive officers, including the named executive officers, in order to consider appropriate compensation for our chief executive officer. For all other named executive officers, the Compensation Committee meets outside the presence of all executive officers except our chief executive officer. The annual performance reviews of our executive officers are considered by the Compensation Committee when making decisions on setting base salary, targets for and payments under our bonus plan and grants of equity incentive awards. When making decisions on executive officers, the Compensation Committee considers the importance of the position to us, the past salary history of the executive officer and the contributions we expect the executive officer to make to the success of our business.

We use the following principles to guide our decisions regarding executive compensation:

Provide compensation opportunities targeted at market median levels.  To attract and retain executives with the ability and the experience necessary to lead us and deliver strong performance to our stockholders, we strive to provide a total compensation package that is competitive with total compensation provided by other companies of comparable size.

We benchmark our salary and target incentive levels and practices as well as our performance results in relation to other comparable companies and general industry companies of similar size in terms of revenue and full time employee equivalents. The process utilized by us and our consultants is as follows:

Based on information provided by us, Mercer matches our compensation practices to those described in selected published salary surveys and public sources for a group of peer companies. Approximately twelve companies are included in the list of our peers. Jobs are matched based on job duties and responsibilities, education, experience and certifications, if any, required. A total of eight jobs were market priced (including those of the named executive officers). Market comparison reports are generated and provided for the compensation committee’s review.

We target base salaries to result in annual salaries equal to the market median (50th percentile). To arrive at the 50th percentile for the base salaries of our named executive officers, we consider the median of the data for each position. If our performance with respect to company and individual goals exceeds targeted levels, our executives have the opportunity, through our bonus plan, to receive total compensation above the median of market pay. We believe our executive compensation packages are reasonable when considering our business strategy, our compensation philosophy and the competitive market pay data.

For each named executive officer, we consider, among other things:

•	our business need for the executive officer’s skills;

•	the contributions that the executive officer has made or we believe will make to our success;

•	the transferability of the executive officer’s managerial skills to other potential employers; and

•	the relevance of the executive officer’s experience to other potential employers, particularly in the pharmaceutical and biotechnology industries.

Our executive compensation program emphasizes pay-for-performance. Performance is measured on the basis of the achievement of company and individual performance goals established by our Board of Directors. The goals for our company and individual measures are established so that target attainment is not assured. The attainment of payment for performance at or above target levels requires significant effort on the part of our executives.

The compensation package for our executive officers includes both cash and equity incentive plans that align an executive’s compensation with our short-term and long-term performance goals and objectives.

The annual cash incentive awards under our bonus plan are intended to compensate our executive officers for achieving our annual goals at the corporate level and for achieving individual annual performance objectives. For 2006, the corporate goals were based on achievement of certain clinical trial activities, manufacturing development and other operational goals. The individual performance objectives included the achievement of strategic objectives and the demonstration of our core values.

Bonuses are dependent upon the level of achievement of the stated corporate goals and individual performance objectives, calculated as a percentage of each executive officer’s base salary, with higher ranked executive officers being compensated at a higher percentage of base salary. In February 2006, the Board approved 2006 target bonus amounts for each of the participating executive officers, including the following: Mr. Mann, 50% of his annual salary; Mr. Anderson, 35%; Mr. Edstrom, 50%; Dr. Richardson, 40%; Dr. Martens, 35%; Mr. Thomson, 35% and Ms. Palumbo, 35%. The Board also established 2007 corporate goals related to clinical trial milestones, commercialization objectives, manufacturing productivity, pipeline advancement objectives, organizational effectiveness, and financial performance. Depending on the achievement of the corporate goals and individual annual performance objectives, the annual bonus may be less than or greater than the target bonus.

Our Board of Directors establishes corporate goals under the bonus plan that it believes will be realistic but difficult for our executive officers to achieve. For 2006, the Board of Directors determined that we achieved 90% of the corporate goals. Our chief executive officer and chief operating officer determined the achievement level for the individual performance objectives of each of the other named executive officers. The annual incentive awards of our chief executive officer and chief operating officer are determined solely by performance against corporate objectives. The annual incentive awards of the other named executive officers are determined by a formula that weighs performance against corporate and individual objectives equally. The Compensation Committee approves the annual incentive award for our chief executive officer and the annual incentive award for the other executive officers, after taking into account our chief executive officer’s recommendations.

Offer a comprehensive benefits package to all full-time employees.  We provide a competitive benefits package to all full-time employees, which includes health and welfare benefits, such as medical, dental, vision care, life insurance benefits, and a 401(k) savings plan. Executives, including the named executive officers, receive additional benefits, including additional life insurance, as well as short-term and long-term disability insurance. We have no structured perquisite benefits, e.g. club memberships or company vehicles, for any executive officer, including the named executive officers, and we currently do not provide any deferred compensation programs or supplemental pensions to any executive officer, including the named executive officers.

Provide fair and equitable compensation.  We provide a total compensation program that we believe will be perceived by both our executive officers and our stockholders as fair and equitable. In addition to conducting analyses of market pay levels and considering individual circumstances related to each executive officer, we have designed the total compensation programs to be consistent for our executive management team.

Key Elements of Executive Compensation

Because we are still in the process of developing our proprietary products and so have not yet brought any such products to market, the use of traditional performance standards, such as profit levels and return on equity, are not appropriate in our evaluation of executive officer performance. Therefore, executive officer compensation is based primarily on our achievement of certain business objectives, including the completion of financings, the achievement of product development milestones, the initiation and continuation of corporate collaborations, and the issuance of patents relating to our proprietary technology, as well as individual contribution and achievement of individual business objectives by our executive officers. Corporate and individual objectives are established at the beginning of each fiscal year. Our performance and the performance of our executive officers is measured by reviewing and determining if the corporate and individual objectives have been accomplished. Currently, our compensation structure for executive officers includes a combination of base salary, bonus, stock options and stock awards.

Base Salary and Bonus.  Cash compensation amounts are based primarily upon the competitive market for the executive officers’ services determined through comparisons with companies of similar size and/or complexity in the pharmaceutical and biotechnology industries. Compensation of our officers is intended to fall at the median point of the range of compensation for officers of comparable companies. Such compensation is tailored to executive officers based on individual performance in the achievement of the individual’s and our objectives. This performance is compared to these objectives annually. Base salary information for our named executive officers is detailed in the Summary Compensation Table. In 2007, these amounts were increased by an average of approximately 7.2% based on the criteria described above.

Equity Compensation.  Long-term incentives are provided by means of periodic awards and/or grants of stock options or rights to purchase stock under our Equity Incentive Plan. We believe that by granting executive officers an opportunity to obtain and increase their personal ownership of our stock, the best interests of stockholders and executive officers will be more closely integrated. Options granted to executive officers have exercise prices equal to the fair market value of our common stock on the date of grant, vest over a four-year period (typically with a one-year cliff) and expire ten years from the date of grant. Vesting ceases should the executive officer leave our employ. Rights to purchase stock, or restricted stock awards, vest annually over a four-year period. These vesting provisions of the option plan serve to retain qualified employees, providing continuing benefits to us beyond those achieved in the year of grant or award. Therefore, executive officers, as well as all full-time employees, are eligible to receive stock options periodically at the discretion of the Compensation Committee. Consideration is given to the executive officer’s performance against the accomplishment of corporate objectives, comparisons with other biotechnology companies at similar stages of development, the number of options previously granted to each executive officer and to the extent of options vested and restricted stock previously awarded to each executive officer. We target our option grants to be at the median point of the range for option grants made to executive officers of comparable companies. Stock options and rights to purchase stock granted to our named executive officers during 2006 are detailed in the Grants of Plan-Based Awards in Fiscal 2006 table.

Severance Benefits.  We have entered into severance agreements with our executives, including each of the named executive officers other than Mr. Mann, in order to ensure that we have the continued dedication of such executives and in order to provide such executives with reasonable compensation and benefit arrangements in the event of termination of their employment. We believe that it is imperative to diminish any distraction of our executives arising from the personal uncertainty and insecurity that arises in the absence of any assurance of job security, thereby allowing executives to focus on corporate objectives and strategy. The terms of these agreements and amounts that may be realized are detailed under the heading “Potential Payments Upon Termination Or Change Of Control.”

Change in Control Benefits.  We have entered into change of control agreements with our executives, including each of the named executive officers other than Mr. Mann, in order to ensure that we have the continued dedication of such executives and in order to provide such executives with reasonable compensation and benefit arrangements in the event of termination of their employment following a change of control. We believe that it is imperative to diminish any distraction of our executives arising from the personal uncertainty and insecurity that arises in the absence of any assurance of job security, thereby allowing executives to focus on corporate objectives and strategy. The terms of these agreements and amounts that may be realized are detailed under the heading “Potential Payments Upon Termination Or Change of Control.”

Perquisites and Other Benefits.  Other than a car allowance, we have no structured perquisite benefits, such as club memberships, for any executive officer, including our named executive officers. We currently do not provide any deferred compensation programs or supplemental pensions to any executive officer, including our named executive officers.

Accounting and Tax Considerations

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), prohibits us from deducting any compensation over $1 million per taxable year paid to any of the named executive officers unless certain criteria are satisfied. Compensation above $1 million may be deducted if it is “performance-based compensation” within the meaning of the Code. We have determined that stock options granted under Equity Incentive Plan with an exercise price at least equal to the fair market value of our common stock on the date of grant and stock awards shall be treated as performance-based compensation. In determining the form and amount of compensation for our named executive officers, we will continue to consider all elements of the cost of such compensation, including tax and accounting consequences.

Summary Compensation

The following table includes information concerning compensation received for the fiscal year ended December 31, 2006 by our named executive officers:

Summary Compensation Table

			Restricted		Non-Equity
			Stock	Option	Incentive Plan	All Other
Name and Principal		Salary	Awards	Awards	Compensation	Compensation		Total
Position	Year	($)(1)	($)	($)(2)	($)(3)	($)(4)		($)

Alfred E. Mann
Chief Executive Officer and Chairman of the Board of Directors	2006	$409,615	$2,795,916	$836,497	$184,327	$2,240	(5)	$4,228,596
Richard L. Anderson
Corporate Vice President and Chief Financial Officer	2006	$312,069	$399,025	$191,487	$110,166	$33,325	(6)	$1,046,072
Hakan S. Edstrom
President, Chief Operating Officer and Director	2006	$409,615	$1,617,305	$836,497	$184,327	$25,508	(7)	$3,073,253
David Thomson
Corporate Vice President, General Counsel	2006	$269,709	$366,765	$191,487	$82,749	$36,590	(8)	$947,301
Diane M. Palumbo
Corporate Vice President, Human Resources	2006	$221,654	$378,056	$191,487	$72,579	$28,616	(9)	$892,392

(1)	Includes amounts earned but deferred at the election of the Named Executive Officer, such as salary deferrals under the Company’s 401(k) Plan established under Section 401(k) of the Internal Revenue Code.

(2)	Reference Note 12 “Stock Award Plans” in our Form 10-K for the period ended December 31, 2006, filed with the SEC on March 16, 2007, which identifies the assumptions made in the valuation of option awards in accordance with FAS 123R.

(3)	Non-Equity Incentive Plan compensation is based on individual performance in the achievement of the individual’s and corporate objectives. This performance is compared to these objectives annually.

(4)	Amounts include employer contributions credited under MannKind’s 401(k) Plan and the incremental cost to the Company of perquisites received by the Named Executive Officers. Under the 401(k) Plan, which is open to substantially all of our employees, we make matching contributions based on each participant’s voluntary salary deferrals, subject to plan and Internal Revenue Code limits.

(5)	Represents $2,240 in medical benefits.

(6)	Includes $10,823 in auto allowance, $18,787 in medical benefits, $520 in airline clubs and $3,195 in Company contributions under the 401(k) Plan.

(7)	Includes $13,823 in auto allowance, $4,848 in medical benefits, $250 for an airline club and $6,587 in Company contributions under the 401(k) Plan.

(8)	Includes $10,823 in auto allowance, $24,051 in medical benefits and $1,716 in Company contributions under the 401(k) Plan.

(9)	Includes $10,823 in auto allowance, $12,897 in medical benefits, $400 for an airline club and $4,496 in Company contributions under the 401(k) Plan.

Grants of Plan-Based Awards

We grant options and restricted stock units to our employees, including the named executive officers, under our 2004 Equity Incentive Plan, or the 2004 Plan. All options granted to our named executive officers are nonstatutory stock options that do not qualify as incentive stock options within the meaning of Section 422 of the Code. As of December 31, 2006, 6,216,698 options and 776,653 restricted stock units were outstanding under the 2004 Plan and an additional 2,762,837 shares of common stock were available for issuance under the Plan. Options expire ten years from date of grant.

The exercise price per share of each option granted to our named executive officers was equal to the fair market value on the date of the grant. The exercise price is payable in cash, by promissory note, shares of our common stock previously owned by the optionee or pursuant to the net exercise of the option. In determining the fair market value of the stock granted prior to our initial public offering on the grant date, our Board of Directors considered many factors, including:

•	our absolute and relative levels of revenues and other operating results;

•	the fact that certain options involved illiquid securities in a nonpublic company;

•	prices of preferred stock issued by us to outside investors in arm’s-length transactions; and

•	the rights, preferences and privileges of our preferred stock over our common stock.

The following table summarizes option grants to the named executive officers during the fiscal year ended December 31, 2006, and the value of the underlying securities held by each of these individuals at December 31,

2006. No stock appreciation rights covering our common stock were granted to any named executive officer in 2006.

Grants of Plan-Based Awards in Fiscal 2006

			All Other	Exercise
		All Other	Option Awards:	or Base
		Stock Awards:	Number of	Price of
		Number of	Securities	Options	Market
		Shares of	Underlying	Awards	Price on
	Grant	Stock or Units (1)	Options (2)	Options	Grant
Name	Date	(#)	(#)	($/Sh)	Date

Alfred E. Mann	12/8/2006		83,000	$17.41	$17.41
	5/25/2006	150,000		$0.00	$17.52
	12/8/2006	14,125		$0.00	$17.41
Richard L. Anderson	12/8/2006		19,000	$17.41	$17.41
	2/16/2006	21,500		$0.00	$16.47
	12/8/2006	3,000		$0.00	$17.41
Hakan S. Edstrom	12/8/2006		83,000	$17.41	$17.41
	2/16/2006	85,021		$0.00	$16.47
	12/8/2006	14,125		$0.00	$17.41
David Thomson	12/8/2006		19,000	$17.41	$17.41
	2/16/2006	19,500		$0.00	$16.47
	12/8/2006	3,000		$0.00	$17.41
Diane M. Palumbo	12/8/2006		19,000	$17.41	$17.41
	2/16/2006	20,200		$0.00	$16.47
	12/8/2006	3,000		$0.00	$17.41

(1)	The options have exercise prices equal to the fair market value of our common stock on the date of grant, vest over a four-year period with a one-year cliff vesting monthly thereafter and expire ten years from the date of grant. Vesting ceases should the executive officer leave our employ.

(2)	Rights to purchase stock, or restricted stock awards, vest annually over a four-year period.

Outstanding Equity Awards

The following table sets forth summary information regarding the outstanding equity awards at December 31, 2006 granted to each of our named executive officers.

Outstanding Equity Awards at Fiscal Year End

					Stock Awards
						Equity Incentive
					Equity Incentive	Plan Awards:
	Option Awards				Plan Awards:	Market or
	Number of	Number of			Number of	Payout Value of
	Securities	Securities			Unearned Shares,	Unearned Shares,
	Underlying	Underlying			Units or Other	Units or Other
	Unexercised	Unexercised	Option		Rights That	Rights That
	Options	Options	Exercise	Option	Have Not	Have Not
	(#)	(#)	Price	Expiration	Vested	Vested
Name	Exercisable	Unexercisable	($)	Date	(#)	($)

Alfred E. Mann	167,638	—	$25.23	2/26/2012
	73,333	—	$25.23	4/30/2012
	25,000	75,000	$13.39	1/31/2015
	115,625	34,375	$17.00	5/25/2016
	—	83,000	$17.41	12/8/2016
					126,625	$2,088,046
Richard L. Anderson	83,333	—	$7.95	11/5/2007
	24,999	8,334	$7.95	11/20/2013
	37,500	37,500	$13.05	8/19/2014
	4,333	11,667	$11.00	11/16/2015
	—	19,000	$17.41	12/8/2016
					21,375	352,474
Hakan S. Edstrom	233,205	—	$7.95	11/5/2007
	75,000	25,000	$7.95	11/20/2013
	75,000	75,000	$13.05	8/19/2014
	21,250	63,750	$13.39	1/31/2015
	—	83,000	$17.41	12/8/2016
					77,891	1,284,423
David Thomson	9,094	—	$9.90	6/20/2010
	11,450	—	$7.95	11/5/2007
	37,500	12,500	$7.95	11/20/2013
	46,250	46,250	$13.05	8/19/2014
	3,963	10,672	$11.00	11/16/2015
	—	19,000	$17.41	12/8/2016
					19,341	318,933
Diane M. Palumbo	35,000	35,000	$17.56	11/11/2014
	3,250	8,750	$11.00	11/16/2015
	—	19,000	$17.41	12/8/2016
					19,650	324,029

Option Exercises and Stock Vested

The following table contains information relating to the exercise of options by the named executive officers during the fiscal year ended December 31, 2006.

Options Exercises and Stock Vested in Fiscal 2006

	Option Awards(1)		Stock Awards(2)
	Number of	Value	Number of	Value
	Shares Acquired	Realized on	Shares Acquired	Realized on
	on Exercise	Exercise	on Vesting	Vesting
Name	(#)	($)	(#)	($)

Alfred E. Mann	—	—	37,500	$671,250
Richard L. Anderson	—	—	6,125	$109,638
Hakan S. Edstrom	—	—	21,255	$380,465
David Thomson	30,840	$308,259	5,446	$97,483
Diane M. Palumbo	—	—	5,550	$99,345

(1)	All options were granted under our 2004 Equity Incentive Plan.

(2)	Stock awards acquired on vesting represent rights to purchase stock, or restricted stock awards, vest annually over a four-year period.

Potential Payments Upon Termination or Change of Control

Estimated Potential Payments

The table below sets forth the estimated current value of payments and benefits to each of the named executive officers upon termination or change of control. The amounts shown assume that the triggering event occurred on December 31, 2006 and do not include other benefits earned during the term of the named executive officer’s employment that are available to all salaried employees, such as accrued vacation and benefits paid by insurance providers under life and disability policies.

		Triggering Event
			Change in
		Termination	Control
		($)	($)
Alfred E. Mann(1)	Lump sum cash severance payment	$—	$—
	Continuing health and welfare benefits(2)	—	—
	Value of extending exercisability term of stock options(3)	—	—
	Intrinsic value of accelerated unvested stock options(4)	—	—

	Total	—	—

Richard L. Anderson	Lump sum cash severance payment	570,536	621,752
	Continuing health and welfare benefits(2)	21,087	21,087
	Value of extending exercisability term of stock options(3)	151,308	151,308
	Intrinsic value of accelerated unvested stock options(4)	—	264,224

	Total	742,932	1,058,372

Hakan S. Edstrom	Lump sum cash severance payment	779,930	862,683
	Continuing health and welfare benefits(2)	17,706	17,706
	Value of extending exercisability term of stock options(3)	391,590	391,590
	Intrinsic value of accelerated unvested stock options(4)	—	669,125

	Total	1,189,226	1,941,104

		Triggering Event
			Change in
		Termination	Control
		($)	($)
David Thomson	Lump sum cash severance payment	483,306	522,678
	Continuing health and welfare benefits(2)	30,961	30,961
	Value of extending exercisability term of stock options(3)	144,150	144,150
	Intrinsic value of accelerated unvested stock options(4)	—	324,439

	Total	658,418	1,022,228

Diane M. Palumbo	Lump sum cash severance payment	401,864	436,556
	Continuing health and welfare benefits(2)	10,603	10,603
	Value of extending exercisability term of stock options(3)	103,424	103,424
	Intrinsic value of accelerated unvested stock options(4)	—	48,038

	Total	515,892	598,621

(1)	We have entered into severance and change of control agreements with our executives, including each of the named executive officers other than Mr. Mann. Accordingly, there are no potential payments to Mr. Mann upon termination or change of control.

(2)	Represents the estimated cost of providing or paying for continuing medical and dental coverage for 18 months. The amounts for medical and dental insurance coverage are based on rates charged to our employees for post-employment coverage provided in accordance with the Consolidated Omnibus Reconciliation Act of 1985, or COBRA.

(3)	Represents the fair value of the stock options held by the named executive officer that would be exercisable for a period ending on the earlier of 18 months following the triggering event or the end of the original term of the option.

(4)	Per SEC rules, the intrinsic value of accelerated unvested stock options shown in the table above was calculated using the closing price of our common stock on December 29, 2006 ($16.49). The intrinsic value is the aggregate spread between $16.49 and the exercise price of the accelerated options, if less than $16.49.

Executive Severance Agreements

We entered into executive severance agreements with Messrs. Edstrom, Anderson and Thomson, Dr. Richardson, Dr. Martens and Ms. Palumbo. Each agreement is for a period of two years and will be automatically renewed for additional one- year periods unless either party gives notice to terminate the agreement at least 90 days prior to the end of its initial term or any subsequent term.

The agreements provide that each executive is an “at will” employee and that his employment with us may be terminated at any time by the employee or us. Under the agreements, in the event we terminate an executive’s employment without cause (as defined below) or the employee terminates his employment with us for good reason (as defined below), the employee is generally entitled to receive the following:

•	the portion of the employee’s annual base salary earned through the termination date that was not paid prior to his termination, if any;

•	on the condition the employee executes a general release and settlement agreement, or release, in favor of us, the employee’s annual base salary on the date of termination for a period of 18 months following his termination, subject to certain limitations;

•	on the condition the employee executes a release, an amount equal to the average annual bonus received by the employee for the three years prior to his termination (or the prior period up to three years during which the employee was one of our executive officers and received a bonus);

•	in the event the employee met the performance criteria for earning an annual bonus prior to his termination, a portion of the annual bonus earned for the year based on the number of days worked during the year;

•	any compensation previously deferred by the employee and any accrued paid time-off that the employee is entitled to under our policy; and

•	on the condition the employee executes a release, health insurance and, under certain circumstances, life, disability and other insurance benefits for a period expiring on the earlier of 18 months following his termination or until he qualifies for related benefits from another employer.

In addition, the executive severance agreements provide that, on the condition the employee executes a release, each vested stock option held by the employee on the date of termination will be exercisable for a period ending on the earlier of 18 months following that date or the end of the original term of the option.

Under the agreements, an employee may be terminated for cause if he, among other things:

•	refuses to carry out or satisfactorily perform any of his lawful duties or any lawful instruction of our Board of Directors or senior management;

•	violates any local, state or federal law involving the commission of a crime other than a minor traffic offense;

•	is grossly negligent, engages in willful misconduct or breaches a fiduciary obligation to us;

•	engages in any act that materially compromises his reputation or ability to represent us with investors, customers or the public; or

•	reaches a mandatory retirement age established by us.

Under the agreements, good reason includes, among other things:

•	a reduction of the executive’s annual base salary to a level below his salary as of August 1, 2003;

•	a material diminution in the executive’s position, authority, duties or responsibilities with us, subject to certain limitations;

•	an order by us to relocate the executive to an office located more than 50 miles from the executive’s current residence and worksite;

•	any non-renewal of the executive severance agreement by us, on the condition that the executive may terminate the agreement for good reason only during the 30-day period after he receives notice from us that we intend to terminate the agreement; and

•	any material violation of the executive severance agreement by us.

Under the agreements, an employee must inform us if he intends to terminate his agreement for good reason. We have 30 days from the date we receive notice of the employee’s intent to terminate the agreement for good reason to cure the default.

Change of Control Agreements

We entered into change of control agreements with Messrs. Edstrom, Anderson and Thomson, Dr. Richardson, Dr. Martens and Ms. Palumbo. Each agreement is for a period of two years and will be automatically renewed for additional one-year periods unless either party gives notice to terminate the agreement at least 90 days prior to the end of its initial term or any subsequent term.

Under the agreements, a change of control will be deemed to occur upon:

•	any transaction that results in a person or group acquiring beneficial ownership of 50% or more of our voting stock, other than us, one of our employee benefit plans, Mr. Mann or any other entity in which Mr. Mann holds a majority of the beneficial interests;

•	any merger, consolidation or reorganization of us in which our stockholders immediately prior to the transaction hold less than 50% of the voting power of the surviving entity following the transaction, subject to certain limitations;

•	any transaction in which we sell all or substantially all of our assets, subject to certain limitations;

•	our liquidation; or

•	any reorganization of our Board of Directors in which our incumbent directors (as defined in the agreements) cease for any reason to constitute a majority of the members of our board.

The agreements provide that in the event of a change of control, the employee is generally entitled to maintain the same position, authority and responsibilities held before the change of control, as well as the following compensation and benefits during the period ending on the earlier of 24 months following the change of control or the termination of his employment with us:

•	his annual base salary in an amount equal or greater to his annual salary as of the date the change of control occurs;

•	an annual bonus in an amount equal to the average annual bonus received by him for the three years prior to his termination (or the prior period up to three years during which he was one of our executive officers and received a bonus);

•	medical, dental and other insurance, and any other benefits we may offer to our executives; and

•	prompt reimbursement for all reasonable employment expenses incurred by him in accordance with our policies and procedures.

Under the change of control agreements, we may terminate an executive with or without cause (as defined below) and the executive may terminate his employment with us for good reason (as defined below) or any reason at any time during the 2-year period following a change of control. In the event we terminate an executive without cause or an executive terminates his employment with us for good reason, he is generally entitled to receive the following:

•	the portion of his annual base salary earned through the termination date that was not paid prior to his termination, if any;

•	on the condition the employee executes a release in favor of us, the employee’s annual base salary on the date of termination for a period of 18 months following his termination, subject to certain limitations;

•	on the condition the employee executes a release, an amount equal to 150% of his average annual bonus received by the employee for the three years prior to his termination (or the prior period up to three years during which the employee was one of our executive officers and received a bonus);

•	in the event the employee met the performance criteria for earning an annual bonus prior to his termination, a portion of the annual bonus earned for the year based on the number of days worked during the year;

•	any compensation previously deferred by the employee and any accrued paid time-off that the employee is entitled to under our policy; and

•	on the condition the employee executes a release, health insurance and, under certain circumstances, life, disability and other insurance benefits for a period expiring on the earlier of 18 months following his termination or until he qualifies for related benefits from another employer.

In addition, the agreements provide that, on the condition the employee executes a release, each option to purchase shares of our common stock held by him as of the termination date will become fully vested and exercisable at any point during the term of the option, subject to certain limitations.

Under the agreements, in the event we terminate an employee with cause or an employee terminates his employment with us without good reason, his agreement will terminate without any further obligation to either party.

The change of control agreements provide that an employee may be terminated for cause if he, among other things:

•	refuses to carry out or satisfactorily perform any of his lawful duties or any lawful instruction of our Board of Directors or senior management;

•	violates any local, state or federal law involving the commission of a crime other than a minor traffic offense;

•	is grossly negligent, engages in willful misconduct or breaches a fiduciary obligation to us;

•	engages in any act that materially compromises his reputation or ability to represent us with investors, customers or the public; or

•	reaches a mandatory retirement age established by us before a change of control occurs.

Under the agreements, good reason includes, among other things:

•	a failure by us to make all compensation payments and provide all insurance and related benefits to the employee required under the agreement during his employment following a change of control, subject to certain limitations;

•	a material diminution in the employee’s position, authority, duties or responsibilities with us;

•	an order by us to relocate the employee to an office located more than 50 miles from the employee’s current residence and worksite;

•	any non-renewal of the change of control agreement by us, on the condition that the employee may terminate the agreement for good reason only during the 30-day period after he receives notice from us that we intend to terminate the agreement; and

•	any material violation of the change of control agreement by us.

Under the change of control agreements, an employee must inform us if he intends to terminate his agreement for good reason. We have 30 days from the date we receive notice of the employee’s intent to terminate the agreement for good reason to cure the default.

The executive and change of control agreements provide that in the event an executive becomes entitled to benefits under both agreements, compensation payments and other benefits will be coordinated to ensure the executive is entitled to receive the benefits described above without duplicating coverage.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table provides certain information with respect to all of our equity compensation plans in effect as of December 31, 2006.

Equity Compensation Plan Information

				Number of Securities
				Remaining Available for
	Number of Securities to be		Weighted-Average	Issuance Under Equity
	Issued Upon Exercise of		Exercise Price of	Compensation Plans
	Outstanding Options,		Outstanding Options,	(Excluding Securities
	Warrants and Rights		Warrants and Rights	Reflected in Column (a)
Plan Category	(a)		(b)	(c)

Equity compensation plans approved by security holders	6,708,093		$13.53	2,813,653	(1)
Equity compensation plans not approved by security holders	285,258	(2)	$22.39	—

Total	6,993,351			2,813,653

(1)	Includes 2,762,837 shares available for issuance under our 2004 plan and 50,816 shares available for purchase under our 2004 Employee Stock Purchase Plan. On the first day of each calendar year, for a period of ten years beginning on January 1, 2005, the share reserve will automatically increase by the lesser of 700,000 shares or 1% of the total number of shares of our common stock outstanding on that date, or by an amount to be determined by our Board of Directors. On January 1, 2007, the available shares for purchase under our 2004 Employee Stock Purchase Plan was increased by 700,000 shares.

(2)	Includes options to purchase 44,286 shares under the AlleCure Corp. 2000 Stock Option and Stock Plan and the CTL ImmunoTherapies Corp. 2000 Stock Option and Stock Plan and 240,972 shares granted to Mr. Mann outside of our plans. Mr. Mann’s options have the same terms as those granted under our 2004 plan, described elsewhere in this proxy statement, and have an exercise price of $25.23 per share. All of these options were exercisable as of December 31, 2006.

The equity compensation plans that were in effect as of December 31, 2006 and that were adopted without the approval of our security holders are the AlleCure Corp. 2000 Stock Option and Stock Plan and the CTL ImmunoTherapies Corp. 2000 Stock Option and Stock Plan. The material terms of these plans are described below.

AlleCure Corp. 2000 Stock Option and Stock Plan and CTL ImmunoTherapies Corp. 2000 Stock Option and Stock Plan

In connection with the acquisition by us of AlleCure Corp. and CTL ImmunoTherapies Corp. on December 12, 2001, we assumed all of the outstanding options granted under the AlleCure Corp. 2000 Stock Option and Stock Plan, or the AlleCure plan, and the CTL ImmunoTherapies Corp. 2000 Stock Option and Stock Plan, or the CTL plan. Subsequent to the acquisition, these options were adjusted to cover shares of our common stock at the exchange ratios set forth in the applicable merger agreements. As of December 31, 2006, options to purchase an aggregate of 44,286 shares of our common stock under the AlleCure plan and the CTL plan were outstanding. The AlleCure plan and CTL plan were terminated and we will not grant additional equity awards under the AlleCure plan or the CTL plan, which we collectively refer to as the 2000 plans.

Share reserve.  Except with respect to the outstanding options referenced above, no shares of our common stock remain reserved or available for issuance under the 2000 plans.

Administration.  Pursuant to the merger, our Board of Directors administers the 2000 plans, but the Board of Directors may delegate authority to administer the 2000 plans to a committee that complies with applicable law. Our board of directors has broad authority to administer the 2000 plans.

Eligibility of awards.  The 2000 plans provided for the grant of ISOs, NSOs and stock purchase rights to employees, directors and consultants.

Stock options.  Stock options were granted under the 2000 plans pursuant to a stock option agreement. Options granted under the 2000 plans have a maximum term of ten years and vest at the rate specified in the option agreements. Except in the case of options granted to officers, directors, and consultants, options become exercisable at a rate of no less than 20% per year over five years from the date the options were granted.

Acceptable consideration for the purchase of common stock issued pursuant to options granted under the 2000 plans includes cash, common stock previously owned by the optionee, a promissory note or consideration received through a cashless exercise program.

Generally, options under the 2000 plans may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or by laws of descent and distribution and may be exercised, during the lifetime of the optionee, only by the optionee.

Unless an optionee’s stock option agreement provides for earlier termination, if an optionee’s service relationship with us terminates due to disability or death, the optionee, or his or her beneficiary, generally may exercise any vested options for up to twelve months after the date the service relationship ends. If an optionee’s relationship with us ceases for any reason other than disability or death, the optionee may exercise his or her option within the time specified in the option agreement, or if not specified, for three months. In no event may an option be exercised after the expiration of the term of the option set forth in the option agreement.

The administrator may at any time offer to buy out for a payment in cash or shares, an option previously granted, based on such terms and conditions as the administrator may establish and communicate to the optionee at the time such offer is made.

Stock purchase rights.  Unless the administrator determines otherwise, a restricted stock purchase agreement grants us a repurchase option exercisable upon the voluntary or involuntary termination of the purchaser’s service with us for any reason (including death or disability). The purchase price for shares repurchased pursuant to the restricted stock purchase agreement is the original price paid by the purchaser and may be paid by cancellation of any indebtedness of the purchaser. The repurchase option lapses at such rate as the administrator may determine. Except with respect to shares purchased by officers and directors, the repurchase option lapses at a rate of no less than 20% per year over five years from the date of purchase.

Corporate transactions or changes in control.  Our Board of Directors will make appropriate adjustments for a stock split, reverse stock split, stock dividend, combination or reclassification of the stock, or any other increase or decrease in the number of issued shares of common stock effected without receipt of consideration by the company.

In the event of the proposed dissolution or liquidation of the company, the administrator shall notify each optionee as soon as practicable prior to the effective date of such proposed transaction. The administrator in its discretion may provide for an optionee to have the right to exercise his or her option or stock purchase right until fifteen days prior to such transaction as to all of the optioned stock covered thereby, including shares as to which the option or stock purchase right would not otherwise be exercisable. In addition, the administrator may provide that any company repurchase option applicable to any shares purchased upon exercise of an option or stock purchase right shall lapse as to all such shares, provided the proposed dissolution or liquidation takes place at the time and in the manner contemplated. To the extent it has not been previously exercised, an option or stock purchase right will terminate immediately prior to the consummation of such proposed action.

In addition, in the event we merge or sell all or substantially all of our assets, all outstanding stock awards under the 2000 plans will be assumed, continued or substituted for by any surviving or acquiring entity. If the surviving or acquiring entity elects not to assume, continue or substitute for these awards, each participant will be given notice of the transaction and permitted to exercise all outstanding awards held under the 2000 plans for a period of fifteen days after notice is provided. To the extent it has not been previously exercised, an option or stock purchase right will terminate at the end of such period.

Additional provisions.  Our Board of Directors has the authority to amend outstanding awards granted under the 2000 plans, except that no amendment may adversely affect an award without the recipient’s written consent. Our Board of Directors has the power to amend the 2000 plans. We are required to provide annual financial statements to participants in the 2000 plans.

COMPENSATION COMMITTEE REPORT

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and shall not be incorporated by reference into any filing of MannKind under the Securities Act or the Exchange Act, except to the extent MannKind specifically incorporates this report by reference.

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement. Based on this review and discussion, the Compensation Committee has recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated into our Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

Compensation Committee
Dr. Michael A. Friedman (Chair)
Kent Kresa
Henry L. Nordhoff

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and shall not be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing of MannKind under the Securities Act or the Exchange Act, except to the extent MannKind specifically incorporates this report by reference.

In discharging its oversight responsibility as to the audit process, the Audit Committee obtained from Deloitte & Touche LLP the written disclosures and the letter describing all relationships between MannKind and its independent auditors that might bear on the auditors’ independence consistent with Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees”, as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3600T. The Audit Committee discussed with Deloitte any relationships that may impact their objectivity and independence and satisfied itself as to Deloitte’s independence.

The Audit Committee discussed and reviewed with Deloitte all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees”, as adopted by PCAOB in Rule 3200T. In addition, with and without management present, the Audit Committee discussed and reviewed MannKind’s financial statement and the results of Deloitte’s examination of MannKind’s financial statements. Based upon the Audit Committee’s discussion with management and Deloitte and the Audit Committee’s review of MannKind’s financial statements, the representations of MannKind’s management and the independent auditors’ report to the Audit Committee, the Audit Committee recommended to the Board of Directors that MannKind include the audited financial statements in its Annual Report on Form 10-K for the fiscal year ended December 31, 2006, for filing with the SEC.

The Audit Committee Charter provides that one duty of the Audit Committee is to determine whether to retain or to terminate MannKind’s existing auditors or to appoint and engage new auditors for the ensuing year. In performing that duty, the Audit Committee evaluated the performance of Deloitte in performing the examination of MannKind’s financial statements for the fiscal year ended December 31, 2006, and engaged Deloitte as MannKind’s independent auditors for the fiscal year ending December 31, 2007.

Audit Committee

Ronald J. Consiglio, Audit Committee Chair
Kathleen Connell, Ph.D., Audit Committee Member
David H. MacCallum, Audit Committee Member

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers and any persons beneficially holding more than 10% of our common stock to report their initial ownership of our common stock and any subsequent changes in that ownership to the SEC. Our executive officers, directors and greater than 10% stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

Specific due dates for these reports have been established and we are required to identify in this proxy statement those persons who failed to timely file these reports. To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 31, 2006, all of our directors, officers and greater than 10% stockholders complied with the Section 16(a) filing requirements.

CERTAIN TRANSACTIONS

The following is a description of transactions or series of transactions since January 1, 2006 to which we have been a party, in which the amount involved in the transaction or series of transactions exceeds $120,000, and in which any of our directors, executive officers or persons who we know held more than five percent of any class of our capital stock, including their immediate family members, had or will have a direct or indirect material interest, other than compensation arrangements, which are described under “Management.” Except as specifically described below regarding loans to former directors and former executive officers, we believe that the terms obtained or consideration that we paid or received, as applicable, in connection with the transactions described below were comparable to terms available or the amounts that would be paid or received, as applicable, in arm’s-length transactions. In accordance with its charter, our Audit Committee approves or ratifies any related party transaction as required by NASDAQ rules.

Common Stock Financings

From January 1, 2006 through December 31, 2006, we sold shares of our common stock in financings as follows:

•	on June 30, 2006, we sold 50,894 shares of common stock through our Employee Stock Purchase Plan at a purchase price of $9.57 per share.

•	equity offering of 23.0 million shares of our common stock resulting in aggregate net proceeds of approximately $384.7 million at a purchase price of $17.42 per share. Debt offering of $115.0 million aggregate principal amount of 3.75% Senior Convertible Notes due 2013; and

•	on December 31, 2006, we sold 35,199 shares of common stock through our Employee Stock Purchase Plan at a purchase price of $14.02 per share.

The investors in these financings included the following executive officers, directors, holders of more than five percent of our securities, and the immediate family members and affiliated entities of each:

Purchaser	Shares

Directors and executive officers
Alfred E. Mann(1)	5,750,000
Hakan S. Edstrom	3,000
Kent Kresa	23,000

(1)	Shares held by the Alfred E. Mann Living Trust. Alfred Mann has voting and dispositive power over the shares set forth.

Other Transactions

We issued 5.8 million shares of our common stock to Mr. Mann during the year ended December 31, 2006 for proceeds of approximately $100.1 million. The issuance of shares to Mr. Mann was on terms identical to the other purchasers in the equity offering, as approved by our Board of Directors.

In connection with the equity offering, the Company paid for Mr. Mann’s Hart-Scott-Rodino fees of $280,000, as approved by our Board of Directors.

In connection with certain meetings of our Board of Directors and on other occasions when our business necessitated air travel for Mr. Mann and other MannKind employees, we utilized Mr. Mann’s private aircraft and we paid the charter company that manages the aircraft on behalf of Mr. Mann approximately $212,000 in 2006.

On August 2, 2006 we entered into a $150.0 million loan arrangement with Mr. Mann. We borrowed $50.0 million under the loan arrangement on August 2, 2006 and $20.0 million on November 27, 2006. On December 12, 2006, we paid off the total borrowings of $70.0 million following the completion of concurrent offerings of convertible notes and common stock. During the year end December 31, 2006, we paid $1.6 million in interest related to this borrowing and there was no balance outstanding or accrued interest related to this borrowing as of December 31, 2006.

The above related-party transactions were approved by a majority or more of the disinterested members of our Board of Directors. We believe that the foregoing agreements were and continue to be in our best interests. It is our current policy that all agreements between us and any of our officers, directors, 5% stockholders, or any of their affiliates, will be entered into only if such agreements are approved by a majority of our disinterested directors and are on terms no less favorable to us than could be obtained from unaffiliated parties.

See also “EXECUTIVE COMPENSATION” above.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are MannKind stockholders will be “householding” our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker, direct your written request to MannKind Corporation, Investor Relations, 28903 North Avenue Paine, Valencia, CA 91355 or contact David Thomson at (661) 775-5300. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker.

ANNUAL REPORT

A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 filed with the SEC is available without charge upon written request to: MannKind Corporation, Investor Relations, 28903 North Avenue Paine, Valencia, CA 91355.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

/s/  David Thomson
Vice President, General Counsel and Secretary

Valencia, California 91355
April 30, 2007

Appendix A

MannKind Corporation

Audit Committee Pre-Approval Policy

I. Statement of Principles

Under Section 202 of the Sarbanes-Oxley Act of 2002 (the “Act”) and rules adopted by the Securities and Exchange Commission (the “SEC”), the Audit Committee (the “Audit Committee”) of the Board of Directors of MannKind Corporation (the “Company”) must pre-approve all audit, review and attest services and permissible non-audit services (subject to a de minimis exception) performed by the Company’s independent auditor (the “Auditor”) in order to assure that the provision of such services does not impair the Auditor’s independence from the Company.

To implement these provisions of the Act, the SEC has issued rules specifying the types of services that auditors may not provide to their audit clients, as well as the audit committee’s administration of the engagement of the auditors. Accordingly, the Audit Committee has adopted this Pre-Approval Policy (the “Policy”), which sets forth the procedures and the conditions pursuant to which services proposed to be performed by the Auditors are, or may be, pre-approved by the Audit Committee.

Under this Policy, proposed services either may be pre-approved without consideration of specific case-by-case services by the Audit Committee (“general pre-approval”), or require the specific pre-approval of the Audit Committee (“specific pre-approval”). The Audit Committee believes that the combination of these two approaches in this Policy will result in an effective and efficient procedure to pre-approve services performed by the Auditors. As set forth in this Policy, unless a type of service has received general pre-approval, it will require specific pre-approval by the Audit Committee if it is to be provided by the Auditors. Any proposed services exceeding pre-approved cost levels or budgeted amounts will also require specific pre-approval by the Audit Committee.

For both types of pre-approval, the Audit Committee will consider whether such services are consistent with the SEC’s rules on auditor independence. The Audit Committee will also consider whether the Auditors are best positioned to provide the most effective and efficient service, for reasons such as their familiarity with the Company’s business, people, culture, accounting systems, risk profile and other factors, and whether the service might enhance the Company’s ability to manage or control risk or improve audit quality. All such factors will be considered as a whole, and no one factor should necessarily be determinative.

The Audit Committee is also mindful of the relationship between fees for audit and non-audit services in deciding whether to pre-approve any such services and may determine, for each fiscal year, the appropriate ratio between the total amount of fees for Audit, Audit-related and Tax services and the total amount of fees for certain permissible non-audit services classified as All Other services.

The appendices to this Policy describe in detail the particular Audit, Audit-related, Tax and All Other services that have the pre-approval of the Audit Committee pursuant to this Policy. The term of any pre-approval is 12 months from the date of pre-approval, unless the Audit Committee specifically provides for a different period. The Audit Committee will annually review and consider pre-approval of the services that may be provided by the Auditors without obtaining specific pre-approval from the Audit Committee. The Audit Committee will add or subtract to the list of general pre-approved services from time to time, based on subsequent determinations.

The Auditors have reviewed this Policy and believe that implementation of the Policy will not adversely affect their independence.

II. Delegation

The Audit Committee may delegate specific pre-approval authority to one or more of its members. However, the Audit Committee may not delegate to management the Audit Committee’s responsibilities to pre-approve services performed by the Auditor. The member or members of the Audit Committee to whom such authority is delegated shall report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting. By this Policy, the Audit Committee delegates specific pre-approval authority to the Chair of the Audit Committee; provided, however, that the Chair shall not be able to pre-approve any particular service resulting in fees to the Company greater than $25,000.

III. Audit Services

The annual Audit services engagement terms and fees will be subject to the specific pre-approval of the Audit Committee. Audit services include the annual financial statement audit (including required quarterly reviews) and other procedures required to be performed by the Auditors to be able to form an opinion on the Company’s financial statements. These other procedures include information systems and procedural reviews and testing performed in order to understand and place reliance on the systems of internal control, and consultations relating to the audit or quarterly review. Audit services also include the attestation engagement for the Auditors’ report on management’s report on internal controls for financial reporting, once required. The Audit Committee will monitor the Audit services engagement as necessary, but no less than on a quarterly basis, and will also specifically pre-approve, if necessary, any changes in terms, conditions and fees resulting from changes in audit scope, Company structure or other items.

In addition to the annual Audit services engagement specifically pre-approved by the Audit Committee, the Audit Committee may grant general pre-approval to other Audit services, which are those services that only the Auditors reasonably can provide. Other Audit services may include statutory audits and services associated with SEC registration statements, periodic reports and other documents filed with the SEC or other documents issued in connection with securities offerings.

The Audit Committee has pre-approved the Audit services listed in Appendix A. All other Audit services not listed in Appendix A must be specifically pre-approved by the Audit Committee.

IV. Audit-related Services

Audit-related services, including internal control-related services, are assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements and/or the Company’s internal control over financial reporting or that are traditionally performed by the Auditor. Audit-related services include, among others, due diligence services pertaining to potential business acquisitions/dispositions; accounting consultations related to accounting, financial reporting or disclosure matters not classified as “Audit services”; assistance with understanding and implementing new accounting and financial reporting guidance from rulemaking authorities; financial audits of employee benefit plans; agreed-upon or expanded audit procedures related to accounting and/or billing records required to respond to or comply with financial, accounting or regulatory reporting matters; and assistance with internal control reporting requirements. Because the Audit Committee believes that the provision of Audit-related services does not impair the independence of the Auditor and is consistent with the SEC’s rules on auditor independence, the Audit Committee may grant general pre-approval to Audit-related services.

The Audit Committee has pre-approved the Audit-related services listed in Appendix A. All other Audit-related services not listed in Appendix A must be specifically pre-approved by the Audit Committee.

V. Tax Services

The Audit Committee believes that the Auditor can provide tax services to the Company, such as tax compliance, tax planning and tax advice, without impairing the Auditor’s independence. Hence, the Audit Committee believes it may grant general pre-approval to those Tax services that have historically been provided by the Auditor, that the Audit Committee has reviewed and believes would not impair the independence of the Auditor, and that are consistent with the SEC’s rules on auditor independence. The Audit Committee will not permit the retention of the Auditors in connection with a transaction initially recommended by the Auditors, the sole business purpose of which may be tax avoidance and the tax treatment of which may not be supported in the Internal

Revenue Code and related regulations. The Audit Committee will consult with the Company’s Chief Financial Officer or outside counsel to determine that the tax planning and reporting positions are consistent with this Policy.

Pursuant to the preceding paragraph, the Audit Committee has pre-approved the Tax services listed in Appendix A. All Tax services not listed in Appendix A must be specifically pre-approved by the Audit Committee, including tax services proposed to be provided by the Auditors to any executive officer or director of the Company, in his or her individual capacity, where such services are paid for by the Company.

VI. All Other Services

The Audit Committee may grant pre-approval to those permissible non-audit services classified as other services that it believes are routine and recurring services, would not impair the independence of the Auditor and are consistent with the SEC’s rules on independence. The Audit Committee has pre-approved the All Other services listed in Appendix A. Permissible All Other services not listed in Appendix A must be specifically pre-approved by the Audit Committee.

A list of the SEC’s prohibited non-audit services is attached to this Policy as Exhibit 1. The rules of the SEC and the Public Company Accounting Oversight Board (the “PCAOB”) and relevant guidance should be consulted to determine the precise definitions of these services and the applicability of exceptions to certain of the prohibitions.

VII. Pre-Approval Fee Levels or Budgeted Amounts

Pre-approval fee levels or budgeted amounts for all services to be provided by the Auditors will be established annually by the Audit Committee. Any proposed services exceeding these levels or amounts will require specific pre-approval by the Audit Committee. The Audit Committee is mindful of the overall relationship of fees for audit and non-audit services in determining whether to pre-approve any such services. For each fiscal year, the Audit Committee may determine the appropriate ratio between the total amount of fees for Audit, Audit-related and Tax services, and the total amount of fees for services classified as All Other services.

VIII. Supporting Documentation

With respect to each proposed pre-approved service, the Auditor must provide the Audit Committee with detailed back-up documentation regarding the specific services to be provided.

IX. Procedures

The Company’s management shall inform the Audit Committee of each service performed by the Auditor pursuant to this Policy.

Requests or applications to provide services that require specific pre-approval by the Audit Committee shall be submitted to the Audit Committee by both the independent auditor and the Company’s Chief Financial Officer, and must include a joint statement as to whether, in their view, the request or application is consistent with the SEC’s and the PCAOB’s rules on auditor independence.

The Audit Committee has designated the Chief Financial Officer to monitor the performance of all services provided by the Auditors. The Chief Financial Officer will report to the Audit Committee on a periodic basis on the results of such monitoring. The Audit Committee will determine whether this Policy is being appropriately implemented. Both the Chief Financial Officer and management will immediately report to the Chair of the Audit Committee any breach of this Policy that comes to the attention of the Chief Financial Officer or any member of management.

Appendix A

Generally Pre-Approved Services for Fiscal Year 2006

Dated: November 15, 2006

Pre-Approved Service	Pre-Approved Fees

Audit Services
Statutory audits or financial audits for the Company and its subsidiaries or affiliates of the Company	Audit of 2006 financial statements — $218,900. Internal control attestation as of December 31, 2006 — $365,900.
Services associated with SEC registration statements, periodic reports and other documents filed with the SEC or other documents issued in connection with securities offerings (e.g., comfort letters, consents), and assistance in responding to SEC comment letters	General approval up to $25,000 per occurrence. S-3 Shelf Registration Statement filing and initial estimate for a single takedown financing from the shelf — $100,000.
Timely required quarterly reviews in accordance with the standards of the PCAOB	Review of interim financial statements for each of the three quarters in the year ending December 31, 2006 — aggregate $205,100.
Audit-related Services
Consultations by the Company’s management as to the accounting or disclosure treatment of transactions or events and/or the actual or potential impact of final or proposed rules, standards or interpretations by the SEC, PCAOB, FASB, or other regulatory or standard-setting bodies (Note: Under SEC rules, some consultations may be “Audit services” rather than “Audit-related services”)	General approval up to an aggregate of $15,000 per quarter.
Due diligence services pertaining to potential business acquisitions/dispositions	General approval up to $25,000 per due diligence request.
Agreed-upon or expanded audit procedures related to accounting and/or billing records required to respond to or comply with financial, accounting or regulatory reporting matters	General approval up to $15,000 per occurrence.
General assistance with implementation of the requirements of SEC rules or listing standards promulgated pursuant to the Sarbanes-Oxley Act, including consultations on the Company’s implementation of and compliance with Section 404 of the Sarbanes-Oxley Act	General approval up to an aggregate of $25,000 per calendar year.
Tax Services
U.S. federal, state and local tax planning and advice	$15,000 per quarter
U.S. federal, state and local tax compliance	$60,000 plus ~8% OOP
U.S. federal, state and local quarter tax payments	$2,500 per quarter
U.S. federal, state and local tax extensions	$2,500
Connecticut R&D tax credit filing for 2006 — E&Y	$35,000
Amendment of 2004 R& D tax credit filing — E&Y	$5,000
All Other Services
None	None

Exhibit 1

Prohibited Non-Audit Services

•	Bookkeeping or other services related to the accounting records or financial statements of the audit client

•	Financial information systems design and implementation

•	Appraisal or valuation services, fairness opinions or contribution-in-kind reports

•	Actuarial services

•	Internal audit outsourcing services

•	Management functions

•	Human resources

•	Broker-dealer, investment adviser or investment banking services

•	Legal services unrelated to an audit

•	Expert services unrelated to an audit

•	Any other service the PCAOB determines, by regulation, is impermissible

PROXY
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
MANNKIND CORPORATION

     The undersigned hereby appoints David Thomson and Rose Alinaya, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of MannKind Corporation Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of the company to be held May 24, 2007 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting. Receipt of Notice of Annual Meeting and Proxy Statement is hereby acknowledged.

     THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR ITEMS 1, 2 AND 3.
(Continued and to be marked, dated and signed, on the other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

▲ FOLD AND DETACH HERE ▲
You can now access your MannKind Corporation account online.
Access your MannKind Corporation stockholder account online via Investor ServiceDirect® (ISD).
Mellon Investor Services LLC, Transfer Agent for MannKind Corporation, now makes it easy and convenient to get current information on your stockholder account.

•	View account status

•	View certificate history

•	View book-entry information
•	View payment history for dividends

•	Make address changes

•	Obtain a duplicate 1099 tax form

•	Establish/change your PIN

Visit us on the web at http://www.melloninvestor.com
For Technical Assistance Call 1-877-978-7778 between 9am-7pm
Monday-Friday Eastern Time
Investor ServiceDirect® is a registered trademark of Mellon Investor Services LLC

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE PROPOSAL.	Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEM 1.

	FOR	WITHHELD
FOR ALL
ITEM 1. ELECTION OF DIRECTORS	☐	☐

Nominees:
01 Alfred E. Mann
02 Hakan S. Edstrom	06 Heather May Murren
03 Barry E. Cohen	07 Kent Kresa
04 Ronald J. Consiglio	08 David H. MacCallum
05 Michael A. Friedman, M.D.	09 Henry L. Nordhoff
Withheld for the nominees you list below: (Write that nominee’s name in the space provided below.)

Choose MLinkSM for Fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.melloninvestor.com/isd where step-by-step instructions will prompt you through enrollment .

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEM 2.

	FOR	AGAINST	ABSTAIN

ITEM 2. INCREASE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK FROM 90 MILLION TO 150 MILLION	☐	☐	☐
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEM 3.

	FOR	AGAINST	ABSTAIN

ITEM 3. RATIFICATION OF DELOITTE & TOUCHE LLP AS INDEPENDENT AUDITORS	☐	☐	☐
PLEASE SIGN, DATE AND RETURN THIS PROXY IN THE ENCLOSED POSTAGE PREPAID ENVELOPE.

Signature	Signature	Dated:

NOTE: The signature on this Proxy should correspond exactly with stockholder’s name as printed above. In the case of joint tenants, co-executors or co-trustees, both should sign. Persons signing as Attorney, Executors, Administrator, Trustee or Guardian should give their full title.

▲ FOLD AND DETACH HERE ▲
You can view the Annual Report and Proxy Statement
on the internet at www.mannkindcorp.com